As filed with the Securities and Exchange Commission on May 31, 2013

1940 Act File No. 814-00991

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM N-2

(Check Appropriate Box or Boxes)

☐	REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
☒	Amendment No. 1

MILL CITY VENTURES III, LTD.

(Exact Name of Registrant as Specified in Charter)

130 West Lake Street, Suite 300

Wayzata, Minnesota 55391

(952) 473-3442

(Address and Telephone Number of Principal Executive Officers)

Douglas M. Polinsky

Chief Executive Officer

130 West Lake Street, Suite 300

Wayzata, Minnesota 55391

(Name and Address of Agent for Service)

Copies to:

Paul D. Chestovich

Maslon Edelman Borman & Brand, LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. ☐

It is proposed that this filing will become effective (check appropriate box):

☐ When declared effective pursuant to Section 8(c).

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. Registrant’s securities are not being registered under the Securities Act of 1933, as amended, on this Registration Statement.

Cross Reference Sheet

PART A – INFORMATION REQUIRED IN A PROSPECTUS

Item Number	Description	Location
Item 1.	Outside Front Cover	Not Applicable
Item 2.	Cover Pages; Other Offering Information	Not Applicable
Item 3.	Fee Table and Synopsis	Not Applicable
Item 4.	Financial Highlights	Not Applicable
Item 5.	Plan of Distribution	Not Applicable
Item 6.	Selling Shareholders	Not Applicable
Item 7.	Use of Proceeds	Not Applicable
Item 8.	General Description of the Registrant	Business; Risk Factors; Price Range of Common Stock;
Item 9.	Management	Management; Custodian, Transfer and Dividend Paying Agent and Registrar; Control Persons and Principal Shareholders; and Brokerage Allocation and Other Practices
Item 10.	Capital Stock, Long-Term Debt and Other Securities	Description of our Capital Stock; Dividends; Distribution Reinvestment Plan; and Material U.S. Federal Income Tax Considerations
Item 11.	Defaults and Arrears on Senior Securities	Not Applicable
Item 12.	Legal Proceedings	Not Applicable
Item 13.	Table of Contents of the Statement of Additional Information	Not Applicable

PART B – INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION *

Item Number	Description	Location
Item 14.	Cover Page	Not Applicable
Item 15.	Table of Contents	Not Applicable
Item 16.	General Information and History	Business
Item 17.	Investment Objective and Policies	Business; Risk Factors; Material U.S. Federal Income Tax Considerations; and BDC Regulation
Item 18.	Management	Management
Item 19.	Control Persons and Principal Holders of Securities	Control Persons and Principal Shareholders
Item 20.	Investment Advisory and Other Services	Custodian, Transfer and Dividend Paying Agent and Registrar; and Independent Registered Public Accounting Firm
Item 21.	Portfolio Managers	Not Applicable
Item 22.	Brokerage Allocation and Other Practices	Brokerage Allocation and Other Practices
Item 23.	Tax Status	Dividends; Material U.S. Federal Income Tax Considerations
Item 24.	Financial Statements	Financial Statements

* All applicable information required to be set forth in Part B “Statement of Additional Information” is included in the prospectus. Accordingly, no Statement of Additional Information is filed as part of this Registration Statement.

PART C – OTHER INFORMATION

Information required to be included in Part C is set forth under the appropriate item, so numbered, in Part C of this Registration Statement.

Preliminary Prospectus

Subject to Completion

MILL CITY VENTURES III, LTD.

May 31, 2013

We are an internally managed, closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). We are incorporated under the laws of the State of Minnesota. Prior to our election to be regulated as a BDC under the 1940 Act, we operated as Poker Magic, Inc., a development-stage public reporting company, the business of which consisted primarily of marketing and licensing a form of poker-based game to casinos and on-line gaming facilities in the United States.

We are not registering the offer or sale of any of our securities under the Securities Act of 1933 pursuant to this prospectus or the registration statement of which this prospectus is a part. Instead, we are filing this prospectus pursuant to Section 8(b) of the 1940 Act to provide certain information about our planned operations as a BDC. Since we are not registering the offer or sale of any securities under the Securities Act of 1933, certain information ordinarily included in a prospectus filed as part of a registration statement on SEC Form N-2 is not applicable, as indicated on the foregoing Cross Reference Sheet.

Our common stock is presently listed for trading on the OTC Bulletin Board under the symbol “MCVT.”

This prospectus contains important information about us that you should know before investing in our common stock. Please read it before making an investment decision and keep it for future reference. As a BDC, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain this information free of charge by writing to Mill City Ventures III, Ltd., 130 West Lake Street, Suite 300, Wayzata, Minnesota 55391, by calling us at (952) 473-3442, or by visiting our website at http://www.millcityventures3.com. Information contained in our website is not incorporated by reference into this prospectus, and you should not consider that information to be part of this prospectus. You may also obtain information about us from the SEC’s website (http://www.sec.gov ).

Neither the SEC nor any state securities commission has determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares of closed-end investment companies, including BDCs, frequently trade at a discount to their net asset value. If our shares trade at a discount to our net asset value, this may increase the risk to purchasers of our common stock that the full value of their investment may not be recovered. Investing in our common stock involves significant risks. See “Risk Factors,” beginning on page 12.

The date of this prospectus and the accompanying Statement of Additional Information is May 31, 2013.

You should rely only on the information contained in this prospectus. We have not authorized any underwriter, dealer, salesperson or other person to provide you with different information or to make representations as to matters not stated in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus is not an offer to sell, or a solicitation of an offer to buy, any shares of our common stock. This prospectus is being filed with the SEC for purposes of compliance with Section 8(b) of the Investment Company Act of 1940, and we are not registering the offer or sale of any shares of our common stock in this prospectus or related registration statement under the Securities Act of 1933.

The information in this prospectus is accurate only as of its date, and under no circumstances should the delivery of this prospectus or the sale of any common stock imply that the information in this prospectus is accurate as of any later date or that the affairs of Mill City Ventures III, Ltd. have not changed since the date hereof.

PRECAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The matters discussed in this prospectus that are forward-looking statements are based on the current expectations of the management of our company, Mill City Ventures III, Ltd. These expectations involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Important assumptions include our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt-to-asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus should not be regarded as a representation by us that our plans or objectives will be achieved.

Some of the forward-looking statements contained in this prospectus include statements as to:

•	our future operating results;

•	our business prospects and the prospects of our prospective portfolio companies;

•	the impact of investments that we expect to make;

•	our informal relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	our regulatory structure and tax treatment;

•	our ability to operate as a business development company and to be taxed as a regulated investment company;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from the operations of our portfolio companies.

For a discussion of factors that could cause our actual results to differ from forward-looking statements contained in this prospectus, please see the discussion under the “Risk Factors” section of this prospectus. You should not place undue reliance on our forward-looking statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made and are excluded from the safe harbor protection provided by Section 21E of the Securities Exchange Act of 1934. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this prospectus.

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Business

General

Mill City Ventures III, Ltd. is a publicly traded Minnesota corporation formed in January 2006. Throughout this prospectus, we refer to Mill City Ventures III, Ltd. as “we,” “us,” “the Company” or simply as “Mill City.”

On December 13, 2012, we filed a Form N-8A with the SEC, notifying the SEC of our intent to register as an internally managed, non-diversified, closed-end investment company under the Investment Company Act of 1940 (the “1940 Act”). On February 7, 2013, we filed a Form N-54A with the SEC, notifying the SEC of our election to be treated as a business development company (“BDC”) under the 1940 Act. On May 15, 2013, we filed Form N-8F with the SEC, to deregister as a registered investment company and be regulated solely as a BDC. A BDC is a unique kind of investment company primarily focused on investing in or lending to private companies, or privately issued securities of small-cap public companies, and making managerial assistance available to such companies. A BDC provides shareholders with the ability to retain the liquidity of publicly traded stock, while sharing in the possible benefits of investing in emerging-growth or expansion-stage companies that are typically, but not always, privately owned.

Our investment objective is to obtain superior returns from investments in securities and other investment opportunities eligible for BDCs under the 1940 Act. We intend to invest capital in portfolio companies in order to finance acquisitions, recapitalizations, buyouts, organic growth and to provide working capital. Buyouts generally include transactions that involve the acquisition of a controlling interest in an entity, either by us, management or other investors. Organic growth refers to growth through the internal operations of the portfolio company, through investments in marketing initiatives, capital expenditures or other internal growth initiatives, rather than growth by means of an acquisition. We plan to identify and source new potential investments through multiple channels, including private equity sponsors, investment bankers, brokers, other business contacts and owners and operators of businesses. We expect to base our investment decisions on analyses of potential portfolio companies’ business operations and asset valuations using due-diligence methodologies, financial modeling and data-management processes designed to help us assess risk, establish appropriate pricing for our investments, and maximize our return on investment. Subject to 1940 Act regulations applicable to BDCs, we plan to invest in stocks, notes and other forms of debt, investment contracts and other investments commonly referred to as “securities” that are issued by private companies and small-cap public companies. Nevertheless, there is no guarantee that we will be able to achieve our investment objectives. Subject to the 1940 Act, our objectives and our investments focuses and policies may be changed without a vote of the holders of our voting securities.

As a BDC, we are required to invest at least 70% of our total assets in “qualifying assets,” which, generally, are securities of private companies or securities of public companies whose securities are not eligible for purchase on margin (which includes many small-cap public stocks that are quoted on either the OTC Bulletin Board or the OTC Markets (formerly referred to as the “pink sheets”). We must also generally offer to provide significant managerial assistance to these portfolio companies. Qualifying assets may also include cash, cash equivalents, U.S. Government securities or high-quality debt investments maturing in one year or less from the date of investment. We may invest a portion of the remaining 30% of our total assets in debt or equity securities that are not “qualifying assets”—e.g., securities issued by companies whose common stock is traded on an exchange such as the AMEX, NASDAQ markets or the NYSE. Subject to compliance with applicable legal requirements, including after all necessary registrations (or exemptions from registration) with the U.S. Commodity Futures Trading Commission have been obtained, we may also use standard hedging techniques such as futures, options and forward contracts in order to hedge our exposure to fluctuations in interest rates.

We are in the process of researching and analyzing potential portfolio companies. Each investment will be conditioned upon the satisfactory completion of our due-diligence investigation of each company, agreement with the investment terms, structure and financial covenants, the execution and delivery of final binding agreements in form satisfactory to us, and the receipt of any necessary consents.

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At this time, we have investments in portfolio companies known as Southern Plains Resources, Inc. (“Southern Plains”) and Great Plains Sand, LLC (“Great Plains”).

Southern Plains is located at 510 East Locust Street, Second Floor, Des Moines, Iowa 50309. On March 6, 2013, we purchased 400,000 shares of Southern Plains’ common stock, representing 1.45% of its outstanding capital stock, for a purchase price of $420,000. Southern Plains is engaged in the business of acquiring acreage in prospective natural resource lands across the Rocky Mountain region and Williston Basin in the United States, with a primary focus on crude oil, acting as a non-operating participant in oil and gas exploration and development.

Great Plains is located at 15870 Johnson Memorial Drive, Jordan, Minnesota 55352. On March 1, 2013, we entered into a subscription agreement with Great Plains Sand, LLC for the purchase of 1 Class A Membership Unit for $105,000, representing 0.5% of its outstanding Class A Membership Units. Great Plains mines, processes and distributes frac sand in Jordan, Minnesota.

On May 3, 2013, we entered into a securities purchase agreement with CombiMatrix Corporation (“CombiMatrix”) to purchase a total of 400 shares of Series C Preferred Stock together with warrants to purchase an aggregate of 163,934 shares of common stock of CombiMatrix, to occur in two separate closings. The total purchase price for these securities is $400,000. The first closing occurred on May 3, 2013, pursuant to which we paid $200,000 and acquired 200 shares of Series C Preferred Stock and a warrant to purchase 81,967 shares of CombiMatrix at an exercise price of $3.77 per share.  The second closing will occur when certain events and milestones are achieved by CombiMatrix, including but not limited to the approval of the issuance of additional shares by the stockholders of CombiMatrix. CombiMatrix’s principal executive offices are located at 310 Goddard, Suite 150, Irvine, California 92618.

After approval by the stockholders of CombiMatrix, each share of Series C Preferred Stock will be convertible at any time at our option into shares of CombiMatrix common stock at an initial conversion price of $3.05 per share of common stock.  The conversion price of the Series C Stock is subject to full-ratchet anti-dilution adjustment in the event CombiMatrix issues securities, other than certain excepted issuances, at a price below the then-current conversion price. After exercise of our warrant and conversion of our Series C Preferred Stock issued in the first closing, we will have an aggregate of 176,112 shares of CombiMatrix common stock, which represents a total of 4.68% of the outstanding shares of CombiMatrix common stock as of May 10, 2013. On May 17, 2013, CombiMatrix filed a Form S-3 registration statement to register under the Securities Act of 1933 the common shares currently owned by us, and the shares to be issued to us upon conversion of our Series C Stock and the exercise of our warrant issued in connection with the first closing.

CombiMatrix is a molecular diagnostics company that operates primarily in the field of genetic analysis and molecular diagnostics through its wholly owned subsidiary, CombiMatrix Molecular Diagnostics, Inc., located in Irvine, California.  CombiMatrix’s subsidiary operates as a diagnostics reference laboratory providing DNA-based clinical diagnostic testing services to physicians, hospitals, clinics and other laboratories in two primary areas: (i) prenatal and postnatal developmental disorders; and (ii) hematology/oncology genomics.  CombiMatrix’s subsidiary provides its services primarily through the use of DNA microarrays, which enable the analysis of genetic anomalies, as well as through other test offerings including fluorescent in-situ hybridization, or FISH, and G-Band Chromosome analysis.

As an internally managed company, we will not use the services of any investment adviser. Instead, our executive management, overseen and supervised by our Board of Directors, will manage our day-to-day operations and our investment processes and decisions. From time to time, we may utilize the services of outside advisers and consultants to implement our investment objectives, as determined in the discretion of Board of Directors and permitted under the 1940 Act. See “Management” for a discussion of our management arrangements.

Complementing Private Equity and Venture Capital Funds

We believe that our investment approach complements other sources of capital available to our primary target companies. For example, although we may compete with private equity and venture capital funds as a source of capital for such businesses, those types of investors typically invest solely in equity securities. We believe that the flexibility of our proposed investments, including investments in debt securities, will be viewed favorably by such companies as an attractive alternative source of capital. In sum, the prospect of obtaining additional capital without incurring substantial incremental equity dilution should make us attractive to owner-managers as a prospective source of capital compared to private equity and venture capital funds.

In addition, in many cases, we expect that private equity and venture capital funds will welcome an investment by us in their portfolio companies. After making an initial investment in a portfolio company, these funds often seek to stabilize or reduce their financial exposure in such companies. We may then provide non-equity capital that we believe reduces or stabilizes such exposure. As such, we will provide target companies and their financial sponsors with an opportunity to diversify the target company’s capital sources. In addition to enabling additional growth, this should facilitate access to other alternative sources of capital in the future.

Competitive Advantages

We believe that we are well positioned to secure appropriate investments in target companies for the following reasons:

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•	Management Expertise . We believe that our management’s strong combination of experience and contacts in the investment sector, including the experience and contacts of non-management members of our Board of Directors, should attract suitable prospective portfolio companies. Since 1994, Douglas M. Polinsky, our Chief Executive Officer, has been the Chief Executive Officer of Great North Capital Consultants, Inc., a financial advisory company which he founded. Great North Capital Consultants advises corporate clients on matters regarding corporate and governance structures, public company acquisitions of private companies and other transaction-related matters, and also makes direct investments into public and private companies. Our Chief Financial Officer, Joseph A. Geraci, II, has been managing member of Isles Capital, LLC, an advisory and consulting firm that assists small businesses, both public and private, in business development. Mr. Geraci also managed Mill City Advisors, LLC, a Minnesota limited liability company that serves as the general partner of Mill City Ventures II, LP, a Minnesota limited partnership investment fund that previously invested directly into both private and public companies. Mr. Geraci previously served as a stockbroker and Vice President of Oak Ridge Financial Services, Inc. from June 2000 to December 2004. While at Oak Ridge Financial Services, Mr. Geraci’s business was focused on structuring and negotiating debt and equity private placements with both private and publicly held companies. We believe that our management team’s extensive experience in researching, analyzing, advising and investing in private and publicly held companies will afford us a relative competitive advantage in structuring investments in potential portfolio companies. See “Management” for a more detailed description of our management team. Although we believe our management provides valuable investment experience to the Company, none of our management team has been involved in the operation of a company subject to the BDC requirements and regulations set forth in the 1940 Act. See “Risk Factors—Risks Related to Our Business—We recently changed our business, and our management team has no experience managing a BDC” for more information.

•	Flexible Investment Options. We will have significant relative flexibility in selecting and structuring our investments. We will not be subject to many of the regulatory limitations that govern traditional lending institutions. Also, we will have fairly broad latitude as to the term and nature of our investments. We intend to calculate rates of return on invested capital based on a combination of up-front commitment fees, current and deferred interest rates and residual values, which may take the form of common stock, warrants, equity appreciation rights or future contract payments. We believe that this flexible approach to structuring investments will facilitate positive, long-term relationships with our portfolio companies and enable us to become a preferred source of capital to them after our initial investments.

•	Longer Investment Horizons. We will not be subject to periodic capital-return requirements that are typical for most private equity and venture capital funds. These requirements typically require that such funds return to investors the initial capital investment after a certain period of time, together with any capital gains on such capital investment. These provisions often force such funds to seek the return of their investments in portfolio companies through mergers, public equity offerings or other liquidity events more quickly than they otherwise might, which can result in a lower overall return to investors and adversely affect the ultimate viability of the affected portfolio companies. Because we may invest in the same portfolio companies as these funds, we are subject to these risks if these funds demand an early return on their investments in the portfolio companies. We believe that our flexibility to take a longer-term view should help us to maximize returns on our invested capital while still meeting the needs of our portfolio companies.

•	Investing Across Industries. We expect to seek to obtain and maintain a portfolio of investments that is appropriately balanced among various companies, industries, geographic regions and end markets. We believe that maintaining a balanced portfolio will mitigate the potential effects of negative economic events for particular companies, regions and industries.

Investment Process

Prospective Portfolio Company Characteristics

We have identified several criteria that we believe will prove important in achieving our investment objectives with respect to target portfolio companies. These criteria will provide general guidelines for our investment decisions. Nevertheless, not all of these criteria will be met by each prospective portfolio company in which we choose to invest.

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•	Experienced Management. We will seek portfolio companies that have an experienced and knowledgeable management team or Board of Directors. We will also seek portfolio companies that have in place proper incentives to induce management to succeed and to act in concert with our interests as investors, including having significant equity interests.

•	Existing Significant Financial or Strategic Sponsor. We may invest in target companies in which established private equity or venture capital funds or other financial or strategic sponsors have previously invested and make an ongoing contribution to the management of the business. We believe that having an established financial or strategic sponsor that has a meaningful commitment to the business diversifies the capital sources of the target portfolio company, making it more likely to succeed in the longer term.

•	Competitive Position. We will seek to invest in portfolio companies that have developed, or appear poised to develop, a strong competitive position within their respective sector or niche.

•	Cash Flow Companies. We will seek to invest in portfolio companies that are profitable or nearly profitable on an operating cash flow basis. Typically, we would not expect to invest in start-up companies without any revenues.

•	Future Growth. We will seek out target portfolio companies that demonstrate an ability to increase its revenues in addition to its operating cash flow over time. The anticipated growth rate of a prospective target company will be a key factor in determining the value that we ascribe to any warrants or other equity securities that we may acquire in connection with an investment.

•	Exit Strategy. Prior to making an investment, we will analyze the potential for that company to increase the liquidity of its equity securities through a future event that would enable us to realize appreciation, if any, in the value of our equity interest. Liquidity events may include an initial public offering, a private sale of our equity interest to a third party, a merger or an acquisition of the company or a purchase of our equity interest by the company or one of its shareholders.

•	Asset Liquidation Value. Although we do not intend to operate as an asset-based lender, the prospective liquidation value of the assets, if any, collateralizing any debt securities we hold will be an important factor in our credit analysis of potential portfolio companies. In assessing creditworthiness and asset liquidation value, we expect to consider both tangible assets (such as accounts receivable, inventory and equipment) and intangible assets (such as intellectual property, customer lists, networks and databases).

Due Diligence

If we believe a target portfolio company generally meets the characteristics described above or if we believe that certain of the most important characteristics for that particular target portfolio company or the industry in which it operates are met, we may perform initial due diligence on such company. Our due-diligence examination is likely to include assessments, market analysis, competitive analysis, evaluation of management, risk analysis and transaction size, pricing and structure analysis. The criteria delineated below provide general parameters for our investment decisions, although not all of such criteria will be followed in each instance. Upon successful completion of this preliminary evaluation, we will decide whether to move forward towards negotiating a letter of intent and, thereafter, definitive documentation for our investment.

Management Team and Financial Sponsors

•	Interview with management and significant shareholders, including any financial or strategic sponsor;

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•	Review financing history;

•	Review of management’s record of product development and marketing, mergers and acquisitions, alliances, collaborations, research and development, outsourcing and other strategic activities;

•	Assess key competition; and

•	Review exit strategies.

Financial Condition

•	Evaluate future financing needs and plans;

•	Analyze financial performance;

•	Develop pro forma financial projections; and

•	Review assets and liabilities, including contingent liabilities, if any, and legal and regulatory risks.

Technology Assessment

•	Evaluate intellectual property;

•	Review research and development milestones;

•	Analyze core technology under development;

•	Assess collaborations and other technology validations; and

•	Assess market and growth potential.

Upon completion of these analyses, we may conduct on-site visits with the portfolio company’s senior management team.

Investments

We expect to engage in various investment strategies in order to achieve our overall investment objectives. The particular type of investment strategy we select will depend upon, among other things, market opportunities, the skills and experience of our management and Board of Directors and our overall portfolio composition. Our strategies generally seek to provide (i) in the case of debt, current cash yields and favorable loan-to-value ratios, or other financial guarantees or credit enhancements with respect to loan collateral, and (ii) in the case of equity, favorable long-term growth and income potential together with viable exit or liquidity strategies.

Debt Investments

We intend to tailor the terms of each debt investment we make to the facts and circumstances of the transaction and prospective portfolio company, negotiating a structure that seeks to protect our rights and manage our risk while creating incentives for the portfolio company to achieve its business plan. Our expected primary source of return on debt investments is the monthly cash interest we collect on those investments. The particular types of debt investments we may make include, but are not limited to, the following:

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•	First Lien Loans
•	Second Lien Loans
•	Unsecured Loans

Equity Investments

Like debt investments, we intend to tailor the terms of each equity investment we make to the facts and circumstances of the transaction and prospective portfolio company, negotiating a structure that seeks to protect our rights and manage our risk while creating incentives for the portfolio company to achieve its business plan. As an equity holder, the rights we will generally seek to protect or obtain include minority rights, event-driven rights to “put” or sell our equity back to the portfolio company or certain affiliates or sponsors, and registration rights in connection such as “demand” or “piggyback” registration rights.. We may invest in common stock and preferred stock, and may receive warrants in connection with our investments. When we make a debt investment, we may also be granted equity participation in the form of warrants to purchase common equity in the company in the same class of security that the owners or equity sponsors receive upon funding.

Ongoing Relationships with Portfolio Companies

Monitoring

We will continuously monitor our portfolio companies in order to determine whether they are meeting our financing criteria and their respective business plans. We may decline to make additional investments in portfolio companies that do not continue to meet our financing criteria or that fail to successfully execute their business plans. Of course, we may choose to make additional investments in portfolio companies that do not do so, but that we believe will nevertheless perform well in the future.

We expect to monitor the financial trends of each portfolio company and their respective industries to assess the appropriate course of action for each company and to evaluate our overall portfolio quality. In this regard, our management team will monitor the status and performance of each individual company on at least a quarterly and, in some cases, a monthly basis.

We have several methods of evaluating and monitoring the performance and fair value of our debt and equity positions, including but not limited to the following:

•	Consider the amortized value of our debt securities;

•	Assess the business development success, including product development, financings, profitability and the portfolio company’s overall adherence to its business plan;

•	Contact portfolio company management regularly to discuss financial position, requirements and accomplishments;

•	Interview portfolio company management regularly and, if appropriate, other financial or strategic sponsors of that portfolio company;

•	Attend and participate in board meetings of portfolio companies; and

•	Review monthly and quarterly financial statements and financial projections of our portfolio companies.

The current financial statements of all portfolio companies will be available to us to assist us in our fair value reporting obligations under the 1940 Act.

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Managerial Assistance

As a BDC, we offer, and in many cases may provide, significant managerial assistance to our portfolio companies. We expect that this assistance will typically involve monitoring the operations of our portfolio companies, participating in their board and management meetings, consulting with and advising their officers and providing other organizational, financial, strategic and transactional guidance.

Competition

Our primary competitors include private equity and venture capital funds, other equity and non-equity based investment funds (including other business development companies), investment banks and other sources of financing, including traditional financial services companies such as commercial banks and specialty finance companies. Many of these entities have greater financial and managerial resources than us. For additional information concerning the competitive risks we face, see “Risk Factors—Risks Related To Our Business—We will operate in a highly competitive market for portfolio investment opportunities.”

Regulation

As a BDC, we are regulated by the 1940 Act. A BDC must be organized in the United States for the purpose of investing in or lending to primarily private companies, or certain small-cap public companies, and, with limited exceptions, making managerial assistance available to them. A BDC may use capital provided by public shareholders and from other sources to make long-term, private investments in businesses. A BDC may provide shareholders the ability to retain the liquidity of a publicly traded stock while sharing in the possible benefits, if any, of investing in primarily privately owned or small-cap public companies.

We may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC unless authorized by vote of a majority of the outstanding voting securities, as required by the 1940 Act. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (a) 67% or more of such company’s voting securities present at a meeting if more than 50% of the outstanding voting securities of such company are present or represented by proxy; or (b) more than 50% of the outstanding voting securities of such company. We do not anticipate any substantial change in the nature of our business.

As with other companies regulated by the 1940 Act, a BDC must adhere to certain substantive regulatory requirements. A majority of our directors must be persons who are not “interested persons,” as that term is defined in the 1940 Act. Additionally, we are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the BDC. Furthermore, as a business development company, we are prohibited from protecting any director or officer against any liability to us or our shareholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

As a BDC, we are generally required to meet an asset-coverage ratio, defined under the 1940 Act as the ratio of our gross assets (less all liabilities and indebtedness not represented by senior securities) to our outstanding senior securities, of at least 200% after each issuance of senior securities. We may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our directors who are not interested persons and, in some cases, prior approval by the SEC.

As a BDC, we are generally not permitted to invest in any portfolio company in which our investment adviser or any of its affiliates currently have an investment or to make any co-investments with our investment adviser or its affiliates without an exemptive order from the SEC, subject to certain exceptions.

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We are generally not able to sell our common stock at a price below net asset value per share. See “Risk Factors—Risks Related to our Business and Structure—Regulations governing our operation as a business development company affect our ability to raise additional capital . . . .” We may, however, sell our common stock at a price below net asset value per share (i) in connection with a rights offering to our existing shareholders, (ii) with the consent of shareholders holding a majority of our common stock, or (iii) under such other circumstances as the SEC may permit. For example, we may sell our common stock at a price below the then-current net asset value of our common stock if our Board of Directors determines that such sale is in our best interests and the best interests of our shareholders, and our shareholders approve our policy and practice of making such sales. In addition, we may generally issue new shares of our common stock at a price below net asset value in rights offerings to our existing shareholders, in payment of dividends and in certain other limited circumstances. No such offerings have occurred as of the date of this filing.

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Under the 1940 Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as “qualifying assets,” unless, at the time the acquisition is made, qualifying assets represent at least 70% of the business development company’s gross assets. The principal categories of qualifying assets relevant to our proposed business are the following:

(1) Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an “eligible portfolio company,” (as defined in the 1940 Act) or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. The 1940 Act defines an “eligible portfolio company” as any issuer which: (a) is organized under the laws of, and has its principal place of business in, the United States; (b) is not an investment company (other than a wholly owned small business investment company) or a company that would be an investment company but for certain exclusions under the 1940 Act; and (c) satisfies any one of the following three criteria:

•	(i) does not have any class of securities that is traded on a national securities exchange or (ii) has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million;

•	is controlled by us or a group of companies including us (with “control” being presumed to exist where we or our group holds at least 25% of the voting securities of the issuer) and we have an affiliated person who is a director of the eligible portfolio company; or

•	is a small and solvent company having gross assets of not more than $4.0 million and capital and surplus of not less than $2.0 million.

(2) Securities of any eligible portfolio company which we control.

(3) Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, from any other person or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

(4) Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.

(5) Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.

(6) Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

In addition, a BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where the business development company purchases such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the business development company, through its directors, officers or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company. We will offer to provide managerial assistance to our portfolio companies.

In addition to the foregoing description of “qualifying assets,” (i) certain types of follow-on investments in issuers that no longer satisfy the definition of “eligible portfolio company” may nonetheless be “qualifying assets” as well as (ii) office furniture, equipment, real estate interests and leasehold improvements (as described in Sections 55(a)(1)(B) and 55(a)(7), respectively, of the 1940 Act).

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We may be examined by the SEC for compliance with the 1940 Act. For more information about the regulation affecting us as a business development company, see “BDC Regulation” below.

Employees

We currently have no employees other than our Chief Executive Officer and Chief Financial Officer. As we secure investments in portfolio companies, we expect to hire individuals, as needed, or may engage independent contractors to provide needed services. The costs for these employees and contractors will be paid as part of our operating expenses. Currently, our day-to-day investment operations will be managed and executed by our Chief Executive Officer and Chief Financial Officer. See “Management” for details about our compensation arrangements with our management.

Business Properties

Our corporate headquarters is located at 130 West Lake Street, Suite 300, Wayzata, Minnesota 55391. We believe that our office facilities are suitable and adequate for our business as it is presently conducted.

Prior Operations

On February 7, 2013, we notified the SEC of our election to become a business development company under the 1940 Act. Prior to that, we had notified the SEC on December 13, 2012 of our election to register as an investment company under the 1940 Act. Before our 1940 Act elections, we operated as Poker Magic, Inc., a development-stage company, the business of which consisted primarily of marketing and licensing a form of poker-based game to casinos and on-line gaming facilities in the United States. The change in our business model resulting from our election to become a BDC requires us to invest at least 70% of our total assets in “qualifying assets” under the 1940 Act (see “BDC Regulation—Qualifying Assets” below). Presently, we intend to sell those of our assets relating to our former business, chiefly consisting of intellectual-property rights, that do not constitute “qualifying assets.” We do not expect that any sale transaction, if consummated, would result in us receiving any material proceeds.

Securities Exchange Act Reports

We maintain a website at www.millcityventures3.com. The information on our website is not incorporated by reference into this prospectus. We will make available on or through our website certain reports and amendments to those reports that we file with or furnish to the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These include our annual reports on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K. We make this information available on our website free of charge as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC.

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risk factors

Investing in our common stock involves a number of significant risks. In addition to the other information contained in this prospectus, you should consider carefully the following information before making an investment in our common stock. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us might also impair our operations and performance. If any of the following events occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, our net asset value and the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We recently changed our business, and our management team has no experience managing a BDC or operating under the 1940 Act.

On February 7, 2013, we filed a Form N-54A with the SEC, notifying the SEC of our election to be treated as a BDC under the 1940 Act. None of our management or our directors have any specific experience with BDCs or public companies subject to the 1940 Act, which may affect our ability to successfully or efficiently manage and grow our business.

The 1940 Act imposes numerous constraints on the operations of BDCs. For example, BDCs are required to invest at least 70% of their total assets in specified types of securities, primarily in private companies or small-cap traded U.S. public companies, cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. Our management team’s lack of experience in managing a portfolio of assets under such regulatory constraints may hinder our ability to take advantage of attractive investment opportunities and, as a result, achieve our investment objective. Furthermore, our failure to comply with the BDC requirements of the 1940 Act could cause the SEC to bring an enforcement action against us, expose us to private claims, or cause us to lose our status as a BDC.

In connection with our election to be treated as a BDC, we intend to obtain and maintain tax treatment as a regulated investment company, or “RIC,” under the Internal Revenue Code of 1986 (the “Code”). To maintain that status, we must meet specified source-of-income and asset-diversification requirements and distribute annually at least 90% of the sum of our net ordinary income plus the excess, if any, of realized net short-term capital gains over realized net long-term capital losses. Failure to meet these requirements would subject us to excise taxes, which would reduce your return on investment. If we do not remain a BDC, we would lose the operational flexibility available to BDCs and may thereupon be unable to operate our business substantially as described in this prospectus and our other reports filed with the SEC.

Our election to change our business and become a BDC involved an SEC filing error that subjected us, for a period of time, to all of the regulatory requirements applicable to investment companies under the 1940 Act (as opposed to the more relaxed requirements applicable to BDCs). This error resulted in our technical failure to comply with certain provisions of the 1940 Act and could subject us to the risk of fines or cease-and-desist orders.

In the course of converting our company into a BDC, the Company sequenced its filings with the SEC in such a way that it inadvertently became subject to all of the regulatory requirements imposed on investment companies under the 1940 Act (as opposed to the more relaxed requirements applicable to BDCs). We filed an N-8F form with the SEC on May 15, 2013 (which is our attempt to de-register under the 1940 Act) to address this inadvertent error on a going-forward basis. Nevertheless, we cannot “undo” our earlier SEC filings or re-sequence those filings in such a way as to eliminate the risk to our company of having failed to comply with applicable requirements up through the effectiveness of our 1940 Act deregistration. One issue relative to our filing errors relates to our appointment of our directors who are not “interested persons” under Section 2(a)(19) of the 1940 Act, and calls into question the validity of those appointments. Presently, we are considering taking action to ratify our prior actions now that we have eliminated our filing issue with the SEC through our May 15, 2013 filing of the N-8F.

We have indicated to the SEC that our error was inadvertent, and we believe that our public and private disclosures during this time consistently illustrated our intent to be regulated as a BDC. We therefore believe that no shareholders or investors have been mislead by any of our private or public disclosures. We intend to work cooperatively with the SEC to address any concerns they may have. Nevertheless, the SEC may not agree with our conclusions. In addition, our filing errors may subject us to the risk of SEC fines for our technical non-compliance with provisions of the 1940 Act, or cease-and-desist orders issued by the SEC.

We have a history of operating losses from our corporation’s prior involvement in an operating business, and may not be able to offset from our net income our historical operating losses for income tax purposes.

We have incurred operating losses and negative cash flows from our operations, prior to becoming a BDC, since inception. As of December 31, 2012, our retained deficit was approximately $(1,159,665) and our total shareholders’ equity was approximately $63,075. We did not generate revenues during 2012 since revenues from our sole prior customer discontinued as of December 2010. Due to our conversion to a BDC, our auditors have notified us that we likely will not be able to use our historical operating losses to offset any net income of the Company for income tax purposes in the future.

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We are dependent upon senior management personnel for our future success. If we are unable to retain our senior management team, our ability to achieve our investment objectives could be significantly compromised.

We will critically depend on our senior management, particularly our Chief Executive Officer, Douglas M. Polinsky, and our Chief Financial Officer, Joseph A. Geraci, II, for the identification, final selection, structuring, closing and monitoring of our investments. These employees have critical experience and relationships that we intend to rely on in the course of implementing our business plan. Thus, our future success and viability as a BDC will depend on the continued service of these persons. The departure of either person could have a material adverse effect on our ability to achieve our investment objectives, which could in turn adversely affect any investment you make in our company.

We will operate in a highly competitive market for portfolio investment opportunities.

We expect that many entities will compete with us to make the types of investments we plan to make in prospective portfolio companies. For example, we expect to compete with private equity firms as well as other BDCs, investment funds, investment banks and other sources of financing, including traditional financial services companies such as commercial banks and finance companies. Many of our competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than us. For instance, some competitors may have a lower cost of funds and access to funding sources that are not available to us. These resources may enable our competitors to offer terms to potential portfolio companies that we cannot match. With other competitive advantages to appeal to, we may lose prospective portfolio investments if we do not match our competitors’ pricing, terms and structure. If, on the other hand, we do match our competitors’ pricing, terms or structure, we may experience decreased net interest income and increased risk of credit losses. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments, establish more relationships and build their market shares. Importantly, some of our potential competitors have a great deal of experience operating under the regulatory restrictions that the 1940 Act will impose on us as a BDC, and many of our potential competitors are not subject to any such regulatory restrictions. If we are not able to compete effectively, our business and financial condition and results of operations, together with any investment you make in our company, will be adversely affected.

We may be unable to make distributions, which failure could materially and adversely affect your investment.

Although we intend to make periodic distributions to our shareholders, we may be unable to achieve operating results that will allow us to make such distributions. For example, the BDC asset-coverage requirements may limit our ability to make distributions. In addition, restrictions and provisions in any future credit facilities that we may obtain could limit our ability to make distributions. If we fail to meet certain annual income-distribution requirements, we could lose our RIC status and be subject to corporate-level income tax. Any failure to make distributions or any loss of our RIC status could materially and adversely affect any investment you make in our company.

Any unrealized losses we experience may be an indication of future realized losses, which could reduce our income available for distributions.

As a BDC, we are required to carry our investments at market value or, if no market value is ascertainable, at the fair value as determined in good faith by our Board of Directors. Decreases in the market values or fair values of our investments will be recorded as unrealized depreciation on our statement of operations. Any unrealized losses in our portfolio could be an indication of a portfolio company’s inability to meet its repayment obligations to us (if our investment is in the form of debt), or of its diminishing value (if our investment is in the form of equity). This could result in future realized losses and, ultimately, in reductions of our income available for distribution in future periods.

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Many of our portfolio investments will be recorded at fair value as determined in good faith by our Board of Directors. As a result, there may be uncertainty as to the value of our investments.

Our investments are expected to consist primarily or significantly of securities issued by privately held companies, the fair value of which is not readily determinable. In addition, we will not be permitted to maintain a general reserve for anticipated loan losses. Instead, we will be required by the 1940 Act to specifically value each investment and record an unrealized gain or loss for any asset that we believe has increased or decreased in value. Our Board of Directors will value these securities at fair value as it determines in good faith. Where appropriate, our board may utilize the services of an independent valuation firm to assist in the determination of fair value. Although our Board of Directors will review and approve, in advance, both the valuation methodology of any third-party pricing services used by the Company and the historical accuracy of the Company’s fair value methodologies, you should understand that valuations—and particularly valuations of private investments—are inherently uncertain and may be based on estimates, and our fair value determinations may differ materially from those that would be assessed if a liquid market for these securities existed. The value of our common stock could be adversely affected if the fair value determinations of our investments were materially higher than the values we ultimately realize from them.

If we are unable to source investments effectively, we may be unable to achieve our investment objectives.

Our ability to achieve our investment objectives will depend on our management team’s ability to identify, evaluate, finance and invest in suitable companies that meet our investment criteria. Accomplishing this result in a cost-effective manner will largely be a function of our management of the investment process, our ability to provide efficient services and our access to financing sources on acceptable terms. In addition to monitoring the performance of our investments, our management team must offer managerial assistance to our portfolio companies. These demands on their time may distract them, slowing the rate of overall investment. To grow, we expect that we will need to hire, train, supervise and manage new employees and to implement computer and other systems capable of effectively accommodating our growth. Our failure to effectively manage our future growth could materially and adversely affect our business, financial condition and results of operations.

We will be exposed to risks associated with changes in interest rates.

General interest-rate fluctuations may have a substantial and negative impact on our investments, the value of our common stock and our rate of return on invested capital. A reduction in interest spreads on new investments could also have an adverse impact on our net interest income. An increase in interest rates could decrease the value of any investments we hold which earn fixed interest rates. Also, an increase in interest rates could make investment in our common stock less attractive if we are unable to increase our dividend rate, which could reduce the value of our common stock.

We may have difficulty paying our required distributions if we recognize income before or without receiving cash representing such income.

As a BDC subject to RIC taxation, we may be required to include in our taxable income certain amounts that we have not yet received in cash. Any of these amounts will increase the amounts we are required to distribute to qualify under the RIC rules. In any such event, we would need to obtain cash from other sources to satisfy our RIC-related distribution requirements. If we are unable to so obtain cash, we may fail to qualify for tax treatment as a RIC, and thus could become subject to a corporate-level income tax on all of our income. Accordingly, we may have to sell some of our assets, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements and avoid a corporate-level income tax.

If we incur additional debt, it could increase the risk of investing in our Company.

At this time we do not have any plans to obtain debt or preferred equity financing during the next 12 months to raise additional capital for the Company, each of which would constitute leverage of the Company. However, we expect that, in the future, we may borrow from, and issue senior debt securities to, banks, insurance companies and other lenders. Lenders will have fixed dollar claims on our assets that are superior to the claims of our shareholders, and we may grant a security interest in our assets in connection with our borrowings. In the case of a liquidation event, those lenders would receive proceeds before our shareholders. In addition, borrowings magnify the potential for gain or loss on amounts invested and, therefore, increase the risks associated with investing in our securities. Leverage is generally considered a speculative investment technique. If the value of our assets increases, then leveraging would cause the net asset value attributable to our common stock to increase more than it otherwise would have had we not leveraged. Conversely, if the value of our assets decreases, leveraging would cause the net asset value attributable to our common stock to decline more than it otherwise would have had we not leveraged. Similarly, any increase in our revenue in excess of interest expense on our borrowed funds would cause our net income to increase more than it would without the leverage; and any decrease in our revenue would cause our net income to decline more than it would have had we not borrowed funds, and could negatively affect our ability to make distributions on our common stock. Our ability to service any debt that we incur will depend largely on our financial performance and will be subject to prevailing economic conditions and competitive pressures.

As a BDC, we will be required to meet an asset-coverage ratio (total assets to total borrowings and other senior securities, including any preferred stock) of at least 200%. If this ratio declines below 200%, we will be unable to incur additional debt and may need to sell a portion of our investments to repay debt when it is otherwise disadvantageous to do so, and we may be unable to make distributions. As of December 31, 2012, the Company had cash of $603,621 and total liabilities of $540,546, which amount is impermissible leverage for a BDC. Since such date the Company has raised capital in an amount sufficient to comply with required leverage ratios.

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Because we intend to distribute substantially all of our income and net realized capital gains to our shareholders, we will likely need additional capital to finance our growth.

To qualify for RIC taxation and avoid payment of excise taxes and minimize or avoid payment of income taxes, we intend to distribute to our shareholders substantially all of our net ordinary income and realized net capital gains except for certain net long-term capital gains (which we may retain, pay applicable income taxes with respect thereto, and elect to treat as deemed distributions to our shareholders). As described in “BDC Regulation—Senior Securities; Coverage Ratio,” as a BDC we will be required to meet a 200% asset-coverage ratio limiting the amount that we may borrow. Because we will continue to need capital to grow our investment portfolio, this limitation may require us to raise additional equity at a time when it may be disadvantageous to do so. While we expect to be able to borrow and issue additional debt and equity securities, debt and equity financing may not be available to us on favorable terms, if at all. In addition, as a BDC, we will generally not be permitted to issue equity securities below net asset value without shareholder approval. If additional funds are not available to us, we could be forced to curtail or cease new investment activities, and our net asset value could decline.

Our Board of Directors may change our investment objective, operating policies and strategies without prior notice or shareholder approval.

Our Board of Directors has the authority from time to time to modify or waive certain of our operating policies and strategies without prior notice (except as required by the 1940 Act) and without shareholder approval. The effects of any such exercise of authority may adversely affect our business and the value of your investment.

Failure to achieve and maintain effective internal controls could limit our ability to detect and prevent fraud and thereby adversely affect our business and stock price.

Effective internal controls are necessary for us to provide reliable financial reports. Nevertheless, all internal control systems, no matter how well designed, have inherent limitations. Even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Our most recent evaluation of our internal controls resulted in our conclusion that our disclosure controls and procedures were effective. Our inability to maintain an effective control environment may cause investors to lose confidence in our reported financial information, which could in turn have a material adverse effect on our stock price.

Our officers and directors, together with certain affiliates, possess significant voting power with respect to our common stock, which could limit your influence on corporate matters.

Our officers and directors collectively possess beneficial ownership of 818,433 shares of our common stock, as noted in our Item 12 table, which currently represents approximately 6.7% of our common stock. As a result, our directors and officers, together with other significant shareholders, will have the ability to greatly influence, if not control, our management and affairs through the election and removal of our directors, and all other matters requiring shareholder approval, including the future merger, consolidation or sale of all or substantially all of our assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our shareholders. Furthermore, this concentrated control will limit the practical effect of your participation in Company matters, through shareholder votes and otherwise.

Risks Related to our Investments

Our investments will involve significant risks, any which could materially and adversely affect our results of operation, financial condition and the value of any investment in our company. In sum, you could lose the entirety of any investment you make in our company.

We expect to invest primarily in senior secured term loans, mezzanine debt and selected equity investments issued by privately held and small-cap public companies, and may also use options in connection with our business. A summary of the risks associated with these kinds of investments is presented below.

Senior Secured Loans. When we extend senior secured term loans, we intend to generally take a security interest in the available assets of these portfolio companies, including the equity interests of their subsidiaries, which we expect to help mitigate the risk of default. However, there is a risk that the collateral securing our loans may decrease in value over time, may be difficult to sell in a timely manner, may be difficult to appraise and may fluctuate in value based upon the success of the business and market conditions. In some circumstances, our lien could be subordinate to claims of other creditors. Consequently, the fact that a loan is secured does not guarantee that we will receive principal and interest payments according to the loan’s terms, or at all, or that we will be able to collect on the loan should we be forced to enforce our remedies.

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Mezzanine Debt. Any mezzanine debt investments will generally be unsecured and subordinated to senior loans and will generally not receive any cash prior to maturity of the debt. We expect that these common features will result in above-average risk and volatility. To the extent interest payments associated with such debt are deferred, such debt will necessarily be subject to greater fluctuations in value based on changes in interest rates, and such debt could subject us to phantom income.

Equity Investments. We expect to make equity investments. We may also receive equity-linked securities, such as warrants, in connection with any investment we make in senior loans or mezzanine debt. Our goal is ultimately to dispose of such equity interests and realize gains upon our disposition of such interests. Nevertheless, the equity interests we receive may not appreciate in value and may in fact decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.

Options. We may buy or sell (write) both call options and put options, and may do so on a “covered” or an “uncovered” basis. Any options transactions may be part of a hedging tactic (i.e., offsetting the risk involved in another securities position) or as a form of leverage, in which we have the right to benefit from price movements in a large number of securities with a small commitment of capital. These activities involve risks that can be large, depending on the circumstances under which a particular transaction or position is entered into. When we buy an option, a decrease (or inadequate increase) in the price of the underlying security in the case of a call, or an increase (or inadequate decrease) in the price of the underlying security in the case of a put, could result in a total loss of our investment in the option. When we sell (write) an option, the risk can be substantially greater. The seller of an uncovered call option bears the risk of an increase in the market price of the underlying security above the exercise price. This risk is theoretically unlimited unless the option is “covered.” If it is covered, an increase in the market price of the security above the exercise price would cause us to lose the opportunity for gain on the underlying security—assuming it bought the security for less than the exercise price.

Middle-Market Companies. Investments in middle-market companies also involve a number of additional significant risks, including:

•	typically shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•	material dependence on management talents and efforts of a small group of persons;

•	less predictable operating results, engaging in rapidly changing businesses with products subject to a substantial risk of obsolescence, and requiring substantial additional capital;

•	difficulty accessing the capital markets to meet future capital needs; and

•	generally less publicly available information about their operations and financial condition.

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The lack of liquidity in our investments may adversely affect our business.

We may invest in private companies and small-cap public companies. These securities may be subject to legal and other restrictions on resale or otherwise be less liquid than other publicly traded securities. The relative illiquidity of these investments may make it difficult for us to sell these investments when desired. As a result, if we were required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we had previously recorded these investments. As a result, we do not expect to achieve near-term liquidity in our investments. Our investments may commonly be subject to contractual or legal restrictions on resale or will be otherwise illiquid due to the fact that there is no established trading market for such securities, or such trading market is thinly traded. The illiquidity of our investments may make it difficult for us to dispose of them at a favorable price, and, as a result, we may suffer losses.

Economic recessions or downturns could impair our portfolio companies and harm our operating results.

We believe that many of our portfolio companies may be susceptible to economic slowdowns or recessions and may be unable to repay our loans during these periods. Accordingly, our non-performing assets may increase and the value of our portfolio may decrease during these periods. Adverse economic conditions may also decrease the value of collateral securing our loans and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and harm our operating results.

Defaults by our portfolio companies could harm our operating results and the return on any investment you make in our company.

A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other debt holders could lead to defaults and, potentially, acceleration of the time when the loans are due and foreclosure on its secured assets. Such events could trigger cross-defaults under other agreements and jeopardize a portfolio company’s ability to meet its obligations under the debt that we hold and the value of any equity securities we own. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company.

When we are a debt or minority equity investor in a portfolio company, we may not be in a position to control the entity, and its management may make decisions that could decrease the value of our investment.

We anticipate making both debt and minority equity investments in our portfolio companies. Therefore, we will be subject to the risk that a portfolio company may make business decisions with which we disagree, and may take risks or otherwise act in ways that do not immediately or ultimately serve our interests and that could decrease the value of our portfolio holdings. We are not likely to be in a position to outrightly control any portfolio company and significantly mitigate these risks.

The prepayment of our debt investments could adversely impact our results of operations and reduce our return on equity.

We will be subject to the risk that our portfolio debt investments (and perhaps certain kinds of preferred equity investments) may be repaid prior to maturity or unexpectedly. When and if this occurs, we generally expect to reinvest these proceeds in temporary investments, pending their future investment in new portfolio companies. These temporary investments will typically have substantially lower yields than the debt that has been prepaid, and we could experience significant delays in reinvesting these prepaid amounts. Any future investment in a new portfolio company may also be at lower yields than the prepaid debt. As a result, our results of operations could be materially and adversely affected if one or more of our portfolio companies were to prepay amounts owed to us. Additionally, prepayments could negatively impact our return on equity, which could result in a decline in the market price of our common stock.

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Our portfolio companies may incur debt that ranks equally with or senior to our investments.

In some cases, portfolio companies will have other debt ranking equal or senior to the debt securities in which we invest. By their terms, such debt instruments may provide that holders of such instruments are entitled to receive payment of interest or principal on par with or before us. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of debt that is senior to our investment will typically be entitled to receive full payment before we receive distributions in respect of our investment, if any. In the case of debt ranking equal to our investment, we would have to share payments on a pro rata basis with other creditors holding such debt upon any insolvency, liquidation, dissolution, reorganization or bankruptcy.

There may be circumstances where our debt investments could be subordinated to claims of other creditors or we could be subject to lender-liability claims.

Even though we may structure investments as senior loans, if one of our portfolio companies goes bankrupt, a bankruptcy court might recharacterize our debt investment and subordinate all or a portion of our claim to that of other creditors. In addition, we could become subject to lender-liability claims if we become too involved in the borrower’s business or exercise control over the borrower.

Investments in equity securities involve a substantial degree of risk.

We intend to frequently purchase common stock and other equity securities. Investments in equity securities involve a number of significant risks, including the risk of dilution as a result of additional issuances of equity later in time. Even investments in preferred securities involve unique risks, such as the risk of deferred distributions, credit risk, illiquidity and limited voting rights. In sum, the equity securities we acquire may fail to appreciate, may decline in value or become worthless or significantly diluted, and our ability to recover our investment will depend on our portfolio company’s success.

Risks Related to Operating as a BDC

Our ability to enter into transactions with our affiliates will be restricted.

The 1940 Act prohibits us from participating in certain transactions with certain of our directors, officers and affiliates without the prior approval of our independent directors and, in some cases, the SEC. In this regard, any person owning, directly or indirectly, 5% or more of our outstanding voting securities will be our affiliate for purposes of the 1940 Act. The 1940 Act also prohibits certain “joint” transactions with certain of our affiliates, which could include co-investments in a portfolio company, without prior approval of our independent directors and, in some cases, the SEC. If we acquire more than 25% of the voting securities of another entity, we and our officers and directors will be prohibited from buying or selling any security from or to such entity, or entering into prohibited joint transactions with such entity, absent the prior approval of the SEC.

BDC regulations will affect our ability to raise additional capital.

Our proposed business will likely require substantial capital in the future, especially if we are to grow our portfolio in the future. We expect that our most likely sources of additional capital will be credit facilities, funds obtained by issuing senior securities or other indebtedness, or by issuing additional common shares. Nonetheless, we may be unable to obtain additional capital on favorable terms, if at all. We may issue debt securities or preferred securities, which we refer to collectively as “senior securities,” and we may borrow money from banks or other financial institutions, up to the maximum amount permitted by the 1940 Act. Our ability to pay dividends or issue additional senior securities would be restricted if our asset-coverage ratio were not at least 200%. If the value of our assets declines, we may be unable to satisfy this test. In such a case, we may be required to liquidate a portion of our investments and repay a portion of our indebtedness at a time when such sales may be disadvantageous.

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Changes in the laws or regulations governing our business, or in the interpretations thereof, and any failure by us to comply with these laws or regulations, could negatively affect the profitability of our operations.

Changes in the laws, regulations or the interpretations thereof that govern BDCs, RICs or non-depository commercial lenders, could significantly affect our operations and our cost of doing business. We are subject to federal, state and local laws and regulations and are subject to judicial and administrative decisions that affect our operations, including our loan originations, maximum interest rates, fees and other charges, disclosures to portfolio companies, the terms of secured transactions, collection and foreclosure procedures and other trade practices. If these laws, regulations or decisions change, or if we expand our business into jurisdictions that have adopted more stringent requirements, we may have to incur significant compliance expenses or we might have to restrict our operations. If we fail to comply with applicable laws, regulations and decisions, we may lose licenses needed for the conduct of our business and be subject to civil fines or criminal penalties, any of which could have a material adverse effect upon our business, results of operations or financial condition.

If our primary investments are not deemed to be qualifying assets, we could fail to qualify as a BDC or be precluded from investing according to our current business strategy.

To maintain qualification as a BDC, we cannot acquire any assets other than “qualifying assets” unless, at the time of and after giving effect to such acquisition, at least 70% of our total assets are qualifying assets. If we fail to meet this “qualifying assets test,” we could be forced to dispose of certain investments, be precluded from investing in the manner described in this prospectus, or lose our status as a BDC, any of which would have a material adverse effect on our business, financial condition, results of operations and, ultimately, any investment you make in our company. The disposition of such investments may need to occur quickly, which would make it difficult to dispose of such investments on favorable terms. In addition, because these types of investments will generally be illiquid, we may have difficulty in finding a buyer and, even if we do find a buyer, we may have to sell the investments at a substantial loss.

If we are unable to qualify for RIC tax treatment, we will be subject to corporate-level income tax, which will adversely affect our financial condition.

Provided we qualify for tax treatment as a RIC, we can generally avoid corporate-level federal income taxes on income distributed to our shareholders as dividends. We will not qualify for this pass-through tax treatment, and thus will be subject to corporate-level federal income taxes, if we are unable to comply with the source-of-income, diversification and distribution requirements contained in the Code, or if we fail to maintain our registration under the 1940 Act. If we fail to qualify for RIC tax treatment, the resulting taxes could substantially reduce our net assets, the amount of income available for distribution to shareholders and the actual amount of our distributions. As such, any such failure would have a material adverse effect on us, the net asset value of our common stock and the total return obtainable from your investment in our common stock.

Risks Related to our Common Stock

Shares of closed-end investment companies frequently trade at a discount to their net asset value.

Shares of closed-end investment companies frequently trade at discounts to their net asset values. This risk is separate and distinct from the risk that our net asset value per share may decline. We cannot predict or control whether our common shares will trade above, at or below our net asset value. In addition, if our common stock trades below its net asset value, the 1940 Act prohibits us from issuing additional common shares at the then-current market price without first obtaining approval from our shareholders and independent directors.

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Our Articles of Incorporation grant our Board of Directors the power to designate and issue additional shares of common and preferred stock.

Our authorized capital consists of 250,000,000 shares of capital stock. Pursuant to authority granted by our articles of incorporation, our Board of Directors, without any action by our shareholders, may designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, subject to the applicable restrictions set forth in the 1940 Act. The rights of holders of other classes or series of stock that may be issued could be superior to the rights of holders of our common shares. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock—either common or preferred—will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute our net asset value per share. Additional issuances of shares of stock will reduce the net asset value per share if such shares are issued in exchange for consideration that is less than the net asset value per share at the time of issuance. Generally, however, we are not permitted to issue shares at a price per share lower than its net asset value in the absence of shareholder approval.

Our stock is thinly traded, which may make it difficult to sell shares of our common stock.

Our common stock is thinly traded on the OTC bulletin board and we expect that our common stock will generally remain thinly traded for the foreseeable future. A low trading volume will generally make it difficult for our shareholders to sell their shares as and when they choose. Furthermore, low trading volumes are generally understood to depress market prices. As a result, our shareholders may not always be able to resell shares of our common stock publicly at the time and prices that they feel are fair or appropriate.

Our common stock qualifies as a “penny stock,” which may make it difficult to sell shares of our common stock.

Our common stock is categorized as a “penny stock” subject to the requirements of Rule 15g-9 under the Securities and Exchange Act of 1934. Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. Under applicable regulations, our common stock will generally remain a “penny stock” until and for such time as its per-share price is $5.00 or more (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2,000,000 in the event we have been operating for at least three years or $5,000,000 in the event we have been operating for fewer than three years, and the recognition of average revenues equal to at least $6,000,000 for each of the last three years. We do not anticipate satisfying both of these thresholds in the foreseeable future.

The penny-stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny-stock transactions. As a result, there is generally less trading in penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock in public broker’s transaction, if at all, at the times and prices that you feel are fair or appropriate.

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Management

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of five directors, three of whom are not “interested persons” of or with respect to the Company, as defined in Section 2(a)(19) of the 1940 Act. We refer to these individuals as our “independent directors.” Our Board of Directors elects our officers, who will serve at the discretion of the Board of Directors and subject to the terms and conditions of any related employment agreements.

Directors and Executive Officers

Our directors and executive officers and their positions are set forth below. Except as provided below, the address for each director and executive officer is c/o Mill City Ventures III, Ltd., 130 West Lake Street, Suite 300, Wayzata, Minnesota 55391.

Name and Age	Position(s) Held with Registrant	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by Director
Independent Directors
Joseph Hammer, 34	Director	March 2013 through present	See biography below	None	None
Christopher Larson, 41	Director	March 2013 through present	See biography below	None	Hondu Minerals Corporation
Laurence S. Zipkin, 71	Director	March 2013 through present	See biography below	None	GWG Holdings, Inc.

Executive Officers (1)
Douglas M. Polinsky, 53	Chairman, Chief Executive Officer and President	January 2006 through present	See biography below	None	None
Joseph A. Geraci, II, 43	Director and Chief Financial Officer	January 2006 through present	See biography below	None	None

(1)	These persons are interested persons, as defined in Section 2(a)(19) of the 1940 Act, because they are officers of the Company.

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Independent Directors

Joseph D. Hammer has been employed since 2002 by LH Financial Services, a New York City based private equity firm.

Christopher Larson co-founded and acted as Chief Financial Officer of Cash Systems, Inc., a NASDAQ traded (symbol: CKNN) financial services company involved in the casino gaming industry, from 1999 to 2005. Mr. Larson also served on the Board of Directors of Cash Systems from 2001 to 2006 and on the Board of Directors of Western Capital Resources, Inc. from 2008 to 2009. From 2005 to 2011, Mr. Larson severed as President of National Cash & Credit a private financial services company. Chris is a certified public accountant.

Laurence S. Zipkin is nationally recognized for his expertise in the gaming industry, restaurants, and emerging small growth companies. From 1996 to 2006, Mr. Zipkin owned Oakridge Securities, Inc. where, as an investment banker, he successfully raised capital for various early growth-stage companies and advising clients with regard to private placements, initial public offerings, mergers, debt offerings, bridge and bank financings, developing business plans and evaluating cash needs and resources. He has extensive experience in the merger and acquisition field and has represented companies on both the buy and sell side. Since 2006, Mr. Zipkin has been self-employed, engaging in various consulting activities, owning and operating two restaurant properties, and purchasing distressed real estate. Mr. Zipkin is a licensed insurance agent for both life and health insurance. Mr. Zipkin attended the University of Pennsylvania Wharton School of Finance. In June 2011, Mr. Zipkin joined the Board of Directors of GWG Holdings, Inc., a public reporting company engaged in the life settlement business.

Interested Directors and Officers

Douglas M. Polinsky co-founded the Company in January 2006 and since that time has been the Chairman, Chief Executive Officer and President of the Company. Since 1994, Mr. Polinsky has been the Chief Executive Officer of Great North Capital Consultants, Inc., a financial advisory company he founded. Great North Capital Consultants advises corporate clients on matters regarding corporate and governance structures, public company acquisitions of private companies and other transaction-related matters, and also makes direct investments into public and private companies. Since 2007, Mr. Polinsky has been an independent director of Wizzard Software Corporation, a Pennsylvania-based company specializing in speech recognition technology. Mr. Polinsky earned a Bachelor of Science degree in hotel administration at the University of Nevada at Las Vegas.

Joseph A. Geraci, II co-founded the Company in January 2006 and has been a director and the Chief Financial Officer of the Company since that time. Since February 2002 through the present time, Mr. Geraci has been managing member of Isles Capital, LLC, an advisory and consulting firm that assists small businesses, both public and private, in business development. In March 2005, Mr. Geraci also became the managing member of Mill City Advisors, LLC, the general partner of Mill City Ventures, LP, and Mill City Ventures II. LP, each a Minnesota limited partnership that invested directly into both private and public companies. From January 2005 until August 2005, Mr. Geraci served as the Director of Finance for Gelstat Corporation, a purveyor of homeopathic remedies, based in Bloomington, Minnesota. Mr. Geraci provided investment advice to clients as a stockbroker and Vice President of Oak Ridge Financial Services, Inc., from June 2000 to December 2004. While at Oak Ridge Financial Services, Mr. Geraci’s business focused on structuring and negotiating debt and equity private placements with both private and publicly held companies. Currently, Mr. Geraci is a managing principal and active investor in and through a number of private and special equities vehicles. In this regard, Mr. Geraci actively participates in the evaluation, negotiation and structuring of all investments made by these funds, as well as coordinating and executing exit strategies for such investments. From his career and investment experiences, Mr. Geraci has established networks of colleagues, clients, co-investors, and the officers and directors of public and private companies. Mr. Geraci was employed at other Minneapolis brokerage firms from July 1991 to June 2000. These networks offer a range of contacts across a number of sectors and companies that may provide opportunities for investment, including many that meet the Company’s screening criteria.

In August 2003, the National Association of Securities Dealers (NASD) found in an administrative hearing that Mr. Geraci, while employed by and affiliated with a NASD member, had violated NASD Conduct Rule 2110 and SEC Rule 10b-5 in August 1999, and barred him from associating with any NASD member in the future.

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Board of Directors

Minnesota law and our charter documents provide our Board of Directors with the power to manage our property, affairs and business. Under our bylaws, directors hold office initially for a term expiring at the next annual meeting of our shareholders and until the director’s successor is elected and qualifies, or until the earlier of death, resignation, removal or disqualification of the director. Currently Mr. Polinsky is the Chairman, even though he is an “interested person” under the 1940 Act. At this time, we feel it is appropriate for Mr. Polinsky to serve as Chairman given our limited financial resources and infrastructure.

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies set forth above. With regard to Mr. Hammer, the board considered his significant experience, expertise and background with regard to financial matters, and his experience and skills in managing investment portfolios. With regard to Mr. Larson, the board considered his background and experience with financial matters and his prior experiences as a Chief Financial Officer and Chief Executive Officer of public reporting companies. With respect to Mr. Zipkin, the board considered his knowledge, experience and skills in the finance, public securities and investment banking fields. With regard to Mr. Polinsky, the board considered his experience with the Company and in providing strategic and corporate advice and making investments through his other enterprises. In the case of Mr. Geraci, the board considered his extensive background and knowledge of the stock and brokerage matters, investment history and his prior experience managing investment funds and serving as a Chief Financial Officer.

The Board of Directors periodically reviews relationships that directors have with the Company to determine whether the directors are independent. Directors are considered “independent” as long as they are not “interested persons” under the 1940 Act and they do not accept any consulting, advisory or other compensatory fee (other than director fees) from us, are not an affiliated person of the Company or its subsidiaries (e.g., an officer or a beneficial holder of more than 10% of our common stock) and are independent within the meaning of applicable laws, regulations and the Nasdaq listing rules. In this latter regard, the Board of Directors uses the Nasdaq listing rules (specifically, Section 5605(a)(2) of such rules) as a benchmark for determining which, if any, of its directors are independent, solely in order to comply with applicable SEC disclosure rules. However, this is for disclosure purposes only. It should be understood that the Company’s shares are listed on the OTC Bulletin Board, and not listed for trading on any securities exchange or listing service. The Board of Directors has determined that, of its current directors, Messrs. Zipkin, Larson and Hammer are independent.

The Board of Directors formed an Audit Committee and Compensation Committee in March 2013. The members of the Audit Committee are Christopher Larson and Laurence S. Zipkin, each of whom is independent for purposes of the 1940 Act. Mr. Zipkin currently serves as chair of the Audit Committee. The board has adopted a charter for the Audit Committee. The Audit Committee is responsible for approving our independent accountants and recommending them to the board (including a majority of the independent directors) for approval and submission to its shareholders for ratification, reviewing with its independent accountants the plans and results of the audit engagement, approving professional services provided by its independent accountants, reviewing the independence of its independent accountants and reviewing the adequacy of its internal accounting controls. The Audit Committee is also responsible for aiding the board in determining the fair value of debt and equity securities that are not publicly traded or for which current market values are not readily available. In addition, the Audit Committee is responsible for discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The board has determined that Mr. Zipkin is an “audit committee financial expert” within the meaning of applicable SEC rules.

The members of the Compensation Committee are Christopher Larson and Laurence S. Zipkin, each of whom is independent for purposes of the 1940 Act. Mr. Larson currently serves as chair of the Compensation Committee. The board has adopted a charter for the Compensation Committee. The Compensation Committee is responsible for approving our compensation arrangements with its executive management, including bonus-related decisions and employment agreements with respect to such individuals.

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Director Ownership of Company Stock

Name of Director	Dollar Range of Equity Securities in Registrant (1)	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Director in Family of Investment Companies
Independent Directors
Joseph Hammer	None	None
Christopher Larson	None	None
Laurence S. Zipkin	None	None

Interested Directors
Douglas M. Polinsky (2)	Over $100,000	None

Joseph A. Geraci, II (3)	Over $100,000	None

(1)	Information provided as of December 31, 2012 is based upon the closing price of our common stock ($0.61 per share) as of such date.

(2)	Mr. Polinsky is our Chairman and Chief Executive Officer. Includes 69,411 common shares held by Great North Capital Consultants, Inc. (f/k/a Great North Capital Corp.), a Minnesota corporation of which Mr. Polinsky is the sole shareholder, officer and director, 290,055 common shares held by Lantern Advisers, LLC, a Minnesota limited liability company co-owned by Messrs. Polinsky and Geraci, 180,164 common shares held individually by Mr. Polinsky, and 12,728 common shares Mr. Polinsky holds as a custodian for his children (beneficial ownership of which Mr. Polinsky disclaims).

(3)	Mr. Geraci is a director and our Chief Financial Officer. Includes 290,055 common shares held by Lantern Advisers, LLC, a Minnesota limited liability company co-owned by Messrs. Geraci and Polinsky, 248,802 common shares held by Mr. Geraci and 17,273 common shares held individually by Mr. Geraci’s spouse.

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Compensation of Directors

As compensation for serving on our Board of Directors, each of our independent directors will receive a quarterly fee of $5,000 (or prorated portion thereof) payable in arrears, for their service to the Company on the board and any of its committees. In addition, we will reimburse our directors for their reasonable out-of-pocket expenses incurred in attending board and committee meetings. Our directors did not receive any compensation in 2012. No compensation will be paid to directors, in their capacity as such, who are not independent directors.

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Executive Compensation

Summary Compensation Table

The following table sets forth the total compensation paid by us during our two most recent fiscal years ended December 31, 2012 and 2011 to the persons who served as our President and Chief Executive Officer and Chief Financial Officer during such periods (collectively, the “named executives”).

Name and Principal Position(s)	Year	Salary ($)		Stock Awards		All Other Compensation	Total ($)
Douglas M. Polinsky,	2012	0	(1)	$24,000	(2)	-	$24,000
Chief Executive Officer and President	2011	0	(1)	$24,000	(3)	-	$24,000

Joseph A. Geraci, II,	2012	0	(1)	$24,000	(2)	-	$24,000
Chief Financial Officer	2011	0	(1)	$24,000	(3)	-	$24,000

(1)	The named executive did not receive a salary during the years ended December 31, 2012 or 2011, primarily because the Company did not then have the resources to pay, or commit to pay, such individual a regular market-based salary for his services. In March 2013, the Company entered into an employment agreement with each named executive, which are described below.

(2)	The named executive received a stock award of $24,000 for services rendered in 2012, through December 12 of that year. This represents the dollar amount recognized for financial reporting purposes under ASC 505 with respect to stock grants to the named executive for his services during the year indicated.

(3)	The named executive received a stock award of $24,000 for services rendered in 2011. This represents the dollar amount recognized for financial reporting purposes under ASC 505 with respect to stock grants to the named executive for his services during the year indicated.

Employment Agreements with Executives

In March 2013, we entered into employment agreements with each of Messrs. Polinsky and Geraci. A summary of the material terms of those employment agreements is set forth below.

Mr. Polinsky’s Employment Agreement

Mr. Polinsky is being employed for a term of three years as the Company’s Chief Executive Officer and co-manager of the investment portfolio of the Company, and will receive an annual base salary of $50,000, which may be increased by the Compensation Committee of the Company’s Board of Directors on an annual basis. Mr. Polinsky is also eligible for an annual cash bonus at the conclusion of each fiscal year up to Mr. Polinksy’s base salary, as approved by the Compensation Committee of the Company’s Board of Directors. Mr. Polinsky will also receive an amount of the Company’s net income each fiscal year which, when aggregated with the foregoing base salary and annual bonuses, if any, paid with respect to such fiscal year, and any other perquisites or benefits paid to Mr. Polinsky during such fiscal year, together with all compensation (including any perquisites and benefits) paid to all other officers and employees of the Company, equals twenty percent (20%) of such net income of the Company after taxes for such fiscal year (the “Profit Sharing Compensation”). Profit-Sharing Compensation will be calculated based upon the completed audited financials of the Company for the applicable fiscal year and paid as soon as practicable following the completion of such audit. Company officers and employees eligible to receive any Profit-Sharing Compensation will, among themselves, determine the manner in which they will participate in such compensation. At this time Messrs. Polinsky and Geraci are the only two officers or employees of the Company entitled to any Profit Sharing Compensation. Mr. Polinsky will also be entitled to reimbursements for all reasonable and appropriate business expenses incurred in connection with the performance of his duties. The Company agrees that if it shall fail to qualify as a regulated investment company for any reason under the Internal Revenue Code, net income of the Company for purposes of the Profit Sharing Compensation will be calculated as if the Company were at all times qualified as a regulated investment company.

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Upon termination of Mr. Polinsky’s employment agreement, Mr. Polinsky shall be entitled to receive the foregoing compensation through the date of termination, and reimbursement for any expenses incurred by Mr. Polinsky through the date of such termination. If the Company terminates Mr. Polinsky’s employment agreement for cause, it may offset against such payments any damages sustained by the Company as a result of the conduct constituting such cause.

Mr. Polinsky is prohibited from disclosing confidential information of the Company, and agreed not to solicit any employees of the Company during the term of the employment agreement and for a period of 12 months thereafter. Mr. Polinsky’s agreement contains other customary terms and conditions.

Mr. Geraci’s Employment Agreement

Mr. Geraci is being employed for a term of three years as the Company’s Chief Finanical Officer and co-manager of the investment portfolio of the Company. In addition, Mr. Geraci may serve, if appointed by the Board of Directors of the Company, as the Chief Compliance Officer/Designated Officer of the Company for purposes of the procedures and policies of the Company contemplated in Rule 38a-1 under the Investment Company Act of 1940.

Mr. Geraci will receive an annual base salary of $100,000, which may be increased by the Compensation Committee of the Company’s Board of Directors on an annual basis. Mr. Geraci is also eligible for an annual cash bonus at the conclusion of each fiscal year up to Mr. Geraci’s base salary, as approved by the Compensation Committee of the Company’s Board of Directors. Mr. Geraci will also receive an amount of the Company’s net income each fiscal year which, when aggregated with the foregoing base salary and annual bonuses, if any, paid with respect to such fiscal year, and any other perquisites or benefits paid to Mr. Geraci during such fiscal year, together with all compensation (including any perquisites and benefits) paid to all other officers and employees of the Company, equals twenty percent (20%) of such net income of the Company after taxes for such fiscal year (the “Profit Sharing Compensation”). Profit-Sharing Compensation will be calculated based upon the completed audited financials of the Company for the applicable fiscal year and paid as soon as practicable following the completion of such audit. Company officers and employees eligible to receive any Profit-Sharing Compensation will, among themselves, determine the manner in which they will participate in such compensation. At this time Messrs. Polinsky and Geraci are the only two officers or employees of the Company entitled to any Profit Sharing Compensation. Mr. Geraci will also be entitled to reimbursements for all reasonable and appropriate business expenses incurred in connection with the performance of his duties. The Company agrees that if it shall fail to qualify as a regulated investment company for any reason under the Internal Revenue Code, net income of the Company for purposes of the Profit Sharing Compensation will be calculated as if the Company were at all times qualified as a regulated investment company.

Upon termination of Mr. Geraci’s employment agreement, Mr. Geraci shall be entitled to receive the foregoing compensation through the date of termination, and reimbursement for any expenses incurred by Mr. Geraci through the date of such termination. If the Company terminates Mr. Geraci’s employment agreement for cause, it may offset against such payments any damages sustained by the Company as a result of the conduct constituting such cause.

Mr. Geraci is prohibited from disclosing confidential information of the Company, and agreed not to solicit any employees of the Company during the term of the employment agreement and for a period of 12 months thereafter. Mr. Geraci’s agreement contains other customary terms and conditions.

Outstanding Equity Awards at Fiscal Year End

The Company had no outstanding options, warrants, unvested stock awards or equity incentive plan awards as of December 31, 2012 held by any named executive OR DIRECTOR.

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Control persons and principal shareholders

As of the close of business on May 28, 2013, we had outstanding 12,169,422 shares of common stock. Each share of capital stock is currently entitled to one vote on all matters put to a vote of our shareholders. The following table sets forth the number of common shares, and percentage of outstanding common shares, beneficially owned as of May 28, 2013, by:

•	each director of the Company;
•	each executive officer of the Company;
•	all current directors and executive officers of the Company as a group; and
•	each person or entity known by the Company to beneficially own more than 5% of our common stock.

Unless otherwise indicated in the table or its footnotes, the address of each of the following persons or entities is 130 West Lake Street, Suite 300, Wayzata, Minnesota 55391, and each such person or entity has sole voting and investment power with respect to the shares of common stock set forth opposite their respective name.

	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Shares (1)
Douglas M. Polinsky (2)	552,358	4.5%
Joseph A. Geraci, II (3)	556,130	4.6%
Joseph Hammer (4)	9,091	*
Christopher Larson (5)	-	0.0%
Laurence Zipkin (6)	-	0.0%
All current directors and executive officers as a group (7) (five persons)	827,524	6.8%
Neal Linnihan 8154 Ingberg Circle Stillwater, MN 55082	2,500,000	20.5%
Scott and Elizabeth Zbikowski (8) 109 S.W. 50th Street Cape Coral, FL 33914	1,865,000	15.3%
Ervin Kramer 18 10th Street N.W. Adams, MN 55909	1,087,728	8.9%
Donald Schreifels 6900 Wedgewood Drive Maple Grove, MN 55311	1,060,001	8.7%
David Bester 19366 Century Court Farmington, MN 55024	1,000,000	8.2%
Patrick Kinney (9) 5615 Gatewood Lane Greendale, WI 53129	942,278	7.7%
William Hartzell 22990 Imme Road Siren, WI 54872	650,000	5.3%

*	Less than one percent

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes general voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the applicable record date, are deemed outstanding for computing the beneficial ownership percentage of the person holding such options or warrants but are not deemed outstanding for computing the beneficial ownership percentage of any other person.

(2)	Mr. Polinsky is the Company’s Chairman and Chief Executive Officer. Includes 69,411 common shares held by Great North Capital Consultants, Inc. (f/k/a Great North Capital Corp.), a Minnesota corporation of which Mr. Polinsky is the sole shareholder, officer and director, 290,055 common shares held by Lantern Advisers, LLC, a Minnesota limited liability company co-owned by Messrs. Polinsky and Geraci, 180,164 common shares held individually by Mr. Polinsky, and 12,728 common shares Mr. Polinsky holds as a custodian for his children (beneficial ownership of which Mr. Polinsky disclaims).

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(3)	Mr. Geraci is a director and the Company’s Chief Financial Officer. Includes 290,055 common shares held by Lantern Advisers, LLC, a Minnesota limited liability company co-owned by Messrs. Geraci and Polinsky, 248,802 common shares held by Mr. Geraci and 17,273 common shares held individually by Mr. Geraci’s spouse.

(4)	Mr. Hammer is a director of the Company.

(5)	Mr. Larson is a director of the Company.

(6)	Mr. Zipkin is a director of the Company.

(7)	Consists of Messrs. Polinsky, Geraci, Hammer, Larson and Zipkin.

(8)	Based upon a Schedule 13G filed by Mr. and Mrs. Zbikowski, Mr. Zbikowski is the beneficial owner of 1,240,000 shares, and Mrs. Zbikowski is the beneficial owner of 625,000 shares. Mr. and Mrs. Zbikowski are husband and wife.

(9)	Based upon a Schedule 13G filed by Mr. Kinney on March 19, 2013. Mr. Kinney may be deemed to be the beneficial owner of 942,278 shares, which includes 3,640 shares that are held in custodial accounts for the benefit of his grandchildren.

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Determination of net asset value

The net asset value per share of our outstanding common stock will be determined quarterly, as soon as practicable after, and as of the end of, each calendar quarter, by dividing the value of our total assets (minus liabilities) by the total number of shares outstanding at the date as of which such determination is made.

In calculating the value of our total assets, we will value securities that are publicly traded at the closing price on the valuation date. Debt and equity securities that are not publicly traded are valued at fair value as determined in good faith by our Board of Directors. The board may, but shall not be required to, utilize the services of an independent valuation firm in arriving at the fair value of these securities. The types of factors that the board, or any independent valuation firm engaged by us, may take into account in providing its fair value recommendation to the valuation committee may include, as relevant:

•	the nature and realizable value of any collateral;
•	the portfolio company’s ability to make payments;
•	the portfolio company’s earnings;
•	the markets in which the portfolio company does business;
•	comparison to publicly traded companies;
•	discounted cash flow analysis; and
•	other relevant factors.

Determination of fair values involves subjective judgment and estimates not susceptible to substantiation by auditing procedures. Accordingly, under current auditing standards, the notes to our financial statements will refer to the uncertainty with respect to the possible effect of such valuations, and any change in such valuations, on our financial statements.

DIVIDENDS

We intend to distribute annually dividends to our shareholders. To avoid certain excise taxes imposed on RICs, we currently intend to distribute during each calendar year an amount at least equal to the sum of:

•	98% of our ordinary net taxable income for the calendar year;

•	98% of our capital gains, if any, in excess of capital losses for the one-year period ending on October 31 of the calendar year; and

•	any net ordinary income and net capital gains for the preceding year that were not distributed during such year.

We will not be subject to excise taxes on amounts with respect to which we are required to pay corporate income tax—e.g., retained and realized net long-term capital gains in excess of net short-term capital losses, or “net capital gains.”

In order to qualify for tax treatment as a RIC, we will be required to distribute to our shareholders with respect to each taxable year at least 90% of the sum of our ordinary net income plus the excess, if any, of realized net short-term capital gains over realized net long-term capital losses. As a result, we intend to distribute to our shareholders substantially all of our net taxable income.

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The rules applicable to RICs permit us to, and we may, retain for investment our net capital gains and elect to treat such net capital gains as a deemed distribution. If this happens, you will be treated as if you received an actual distribution of the capital gains we retain and then reinvested the net after-tax proceeds in our common stock. If this happens, you would be eligible to claim a tax credit against your federal income tax liability equal to your allocable share of the tax we paid on the capital gains deemed distributed to you.

Notwithstanding the foregoing, we can offer no assurance that we will achieve results that will permit the payment of any cash distributions. Furthermore, if we issue senior securities, we will be prohibited from making distributions if we fail to maintain the asset-coverage ratios stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings.

We are in the process of finalizing an “opt-out” dividend reinvestment plan for our common shareholders, which we discuss immediately below. As a result, if we declare a dividend after the adoption of the dividend reinvestment plan, cash dividends will be automatically reinvested in additional shares of our common stock unless a shareholder specifically “opts out” of the dividend reinvestment plan and chooses to receive cash dividends in lieu of reinvesting such dividends.

Distribution reinvestment plan

We are in the process of finalizing a dividend reinvestment plan (“DRIP”) through which all net investment income dividends and capital gains distributions will be paid to shareholders in the form of additional shares of our common stock, unless a shareholder elects to receive cash as provided below. In this way, a shareholder will be able to maintain an undiluted investment in the Company and still allow us to pay out the required distributable income.

Upon adoption of the DRIP, no action will be required on the part of a registered shareholder to receive a distribution in shares of our common stock. A registered shareholder may elect to receive an entire distribution in cash by notifying Pacific Stock Transfer Company, the plan administrator and our transfer agent and registrar, in writing so that such notice is received by the plan administrator no later than 10 days prior to the record date for distributions to shareholders. The plan administrator will set up an account for shares acquired through the DRIP for each shareholder who has not elected to receive distributions in cash (each a “Participant”) and hold such shares in non-certificated form. Upon request by a Participant, received in writing not less than 10 days prior to the record date, the plan administrator will, instead of crediting shares to the Participant’s account, issue a certificate registered in the Participant’s name for the number of whole shares of our common stock and a check for any fractional share.

Those shareholders whose shares are held in street name by a broker or other financial intermediary will be able to receive distributions in cash by notifying their broker or other financial intermediary of their election (in which case, their broker or other financial intermediary must take action as outlined above).

We intend to use only newly issued shares to implement the DRIP, regardless of whether our shares are trading at a premium or at a discount to net asset value. However, we intend to reserve the right to purchase shares in the open market in connection with our implementation of the plan. The number of shares to be issued to a shareholder will be determined by dividing the total dollar amount of the distribution payable to such shareholder by the market price per share of our common stock at the close of regular trading on the OTC Bulletin Board on the valuation date for such distribution. The market price per share on that date will be the closing price for such shares on the OTC Bulletin Board or, if no sale is reported for such day, at the average of their electronically reported bid and asked prices. The number of shares of our common stock to be outstanding after giving effect to payment of the distribution will not be established until the value per share at which additional shares will be issued is determined and elections of our shareholders are tabulated.

There will be no charge to shareholders for receiving their distributions in the form of additional shares of our common stock. We will pay the plan administrator’s fees for handling distributions in our stock. There will be no brokerage charges with respect to shares we have issued directly as a result of distributions payable in stock. If a Participant elects by written or telephonic notice to the plan administrator to have the plan administrator sell part or all of the shares held by the plan administrator in the Participant’s account and remit the proceeds to the Participant, the plan administrator may be able to charge a transaction fee and/or brokerage commissions to the Company or such participant.

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Shareholders who receive distributions in the form of common stock will be subject to the same federal, state and local tax consequences as are shareholders who elect to receive their distributions in cash. A shareholder’s basis for determining gain or loss upon the sale of stock received in a distribution from us will be equal to the total dollar amount of the distribution payable to the shareholder.

We will be able to terminate the DRIP upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by us. All correspondence concerning the DRIP should be directed to the plan administrator by mail at 4054 S. Spencer Street, Suite 403, Las Vegas, Nevada 89119 or by phone at (702) 361-3033.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and an investment in our common stock. This summary does not purport to be a complete description of the U.S. federal income tax considerations applicable to such an investment. For example, we have not described certain considerations that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including shareholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, pension plans and trusts, and financial institutions. This summary assumes that investors hold shares of our common stock as capital assets (within the meaning of the Code). The discussion is based upon the Code, Treasury regulations, and administrative and judicial interpretations, each as of the date of this prospectus and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought and will not seek any ruling from the IRS regarding this offering. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets.

A “U.S. shareholder” is a beneficial owner of our common shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if either a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions; or the trust was in existence on August 20, 1996, was treated as a U.S. person prior to that date, and has made a valid election to be treated as a U.S. person.

A “Non-U.S. shareholder” is a beneficial owner of our common shares that is not a U.S. shareholder.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective investor that is a partner in a partnership that will hold shares of our common stock should consult its tax advisors with respect to the partnership’s purchase, ownership and disposition of our shares of common stock.

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Tax matters are very complicated and the tax consequences to an investor of an investment in our common stock will depend on the facts of his, her or its particular situation. We encourage investors to consult their tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty, and the effect of any possible changes in the tax laws.

Election to be Taxed as a RIC

We intend to elect to be treated as a RIC under Subchapter M of the Code. As a RIC, we generally will not have to pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that we timely distribute to our shareholders as dividends. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, we must distribute to our shareholders, for each taxable year, at least 90% of our “investment company taxable income,” which is generally our net ordinary taxable income plus the excess of our realized net short-term capital gains over our realized net long-term capital losses (the “Annual Distribution Requirement”).

Taxation as a RIC

For any taxable year in which we qualify as a RIC and satisfy the Annual Distribution Requirements, we generally will not be subject to U.S. federal income tax on the portion of our investment company taxable income and “net capital gain,” defined as net long-term capital gains in excess of net short-term capital losses, we distribute to our shareholders. We will be subject to U.S. federal income tax at regular corporate rates on any net income or net capital gain not distributed (or deemed distributed) to our shareholders.

We will be subject to a 4% non-deductible U.S. federal excise tax on our undistributed income unless we distribute in a timely manner an amount at least equal to the sum of (a) 98% of our net ordinary income for each calendar year, (b) 98.2% of our capital gain net income for the one-year period ending October 31 in that calendar year and (c) any income realized, but not distributed, in the preceding year and on which we paid no U.S. federal income tax (the “Excise Tax Avoidance Requirement”). For this purpose, any net ordinary income or capital gain net income retained by us that is subject to corporate income tax for the tax year ending in that calendar year will be considered to have been distributed by year end (or earlier if estimated taxes are paid). We currently intend to make sufficient distributions each taxable year to satisfy the Excise Tax Avoidance Requirement.

To qualify as a RIC for U.S. federal income tax purposes, we must, among other things:

•	qualify to be regulated as a BDC (or otherwise under the 1940 Act) at all times during each taxable year;

•	derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to certain securities loans, gains from the sale of stock or other securities, or other income derived with respect to our business of investing in such stock or securities, and net income derived from interests in “qualified publicly traded partnerships” (which generally are partnerships that are traded on an established securities market or tradable on a secondary market, other than partnerships that derive 90% of their income from interest, dividends and other permitted RIC income) (the “90% Income Test”); and

•	diversify our holdings so that at the end of each quarter of the taxable year: (a) at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities (if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer); and (b) no more than 25% of the value of our assets is invested in (i) the securities, other than U.S. government securities or securities of other RICs, of one issuer or of two or more issuers that are controlled, as determined under applicable tax rules, by us and that are engaged in the same or similar or related trades or businesses or (ii) in the securities of one or more qualified publicly traded partnerships (the “Diversification Tests”).

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We may invest in partnerships, including qualified publicly traded partnerships, which may result in our being subject to state, local or foreign income, franchise or withholding liabilities. Any underwriting fees paid by us are not deductible.

We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt securities treated under applicable tax rules as having original issue discount (such as debt instruments with payment-in-kind (PIK) interest or, in certain cases, instruments with increasing interest rates or issued with warrants), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Because any original issue discount accrued will be included in our investment company taxable income for the year of accrual, we may be required to make a distribution to our shareholders in order to satisfy the Annual Distribution Requirement, even though we will not have received any corresponding cash amount. If we are ever not able to obtain sufficient cash from other sources to satisfy the Annual Distribution Requirement, we may fail to qualify as a RIC and become subject to corporate-level U.S. federal income taxes on all of our taxable income without the benefit of the dividends-paid deduction.

Although we do not presently expect to do so, we are authorized to borrow funds and to sell assets in order (i) to satisfy the Annual Distribution Requirement and to otherwise eliminate our liability for U.S. federal income and excise taxes and (ii) to satisfy the Diversification Tests. However, under the 1940 Act, we are not permitted to borrow additional funds or to make distributions to our shareholders while our debt obligations and other senior securities are outstanding unless certain “asset-coverage” tests are met. See “BDC Regulation—Senior Securities; Coverage Ratio.” Moreover, our ability to dispose of assets to meet the Annual Distribution Requirement, the Excise Tax Avoidance Requirement or the Diversification Tests may be limited by (a) the illiquid nature of our portfolio or (b) other requirements relating to our qualification as a RIC or BDC. If we dispose of assets in order to meet the Annual Distribution Requirement, the Excise Tax Avoidance Requirement, or the Diversification Tests, we may make such dispositions at times that, from an investment standpoint, are not advantageous. These dispositions may also trigger negative income tax consequences for the period in which they occur.

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (a) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (b) treat dividends that would otherwise be eligible for the corporate dividends received deduction as ineligible for such treatment, (c) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (d) convert lower-taxed long term capital gain into higher-taxed short-term capital gain or ordinary income, (e) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (f) cause us to recognize income or gain without a corresponding receipt of cash, (g) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (h) adversely alter the characterization of certain complex financial transactions, and (i) produce income that will not be qualifying income for purposes of the 90% Income Test. We intend to monitor our transactions and may make certain tax elections to mitigate the effect of these provisions and prevent our disqualification as a RIC.

Gain or loss realized by us from warrants acquired by us as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such capital gain or loss generally will be long term or short term, depending on how long we held a particular warrant.

Some of the income and fees that we may recognize will not satisfy the 90% Income Test. In order to ensure that such income and fees do not disqualify us as a RIC for a failure to satisfy the 90% Income Test, we may hold assets that generate such income and provide services that generate such fees indirectly through one or more entities treated as corporations for U.S. federal income tax purposes. Such corporations will be required to pay U.S. federal corporate income tax on their earnings, which ultimately will reduce our return on such income and fees.

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Failure to Qualify as a RIC

If we were unable to qualify for treatment as a RIC, and if certain remedial provisions are not available, we would be subject to tax on all of our taxable income at regular corporate rates. We would not be able to deduct distributions to shareholders, nor would they be required to be made. Distributions, including distributions of net long-term capital gain, would generally be taxable to our shareholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, corporate shareholders would be eligible to claim a dividends-received deduction with respect to such distributions, and non-corporate shareholders would be able to treat such dividend income as “qualified dividend income,” which is subject to reduced preferential rates of U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the shareholder’s tax basis, and any remaining distributions would be treated as a capital gain. If we fail to qualify as a RIC for a period greater than two taxable years, then, to qualify as a RIC in a subsequent year, we may be subject to regular corporate tax on any net built-in gains with respect to certain of our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) that we elect to recognize on requalification or when recognized over the next ten years.

The remainder of this discussion assumes that we will continue to qualify as a RIC and will satisfy the Annual Distribution Requirement.

3.8% Medicare Tax on Investment Income

Distributions and deemed distributions by us may be subject to a 3.8% tax on the “net investment income” of certain individuals, and on the undistributed “net investment income” of certain estates and trusts. Among other items, net investment income generally includes gross income from interest, dividends and net gains from certain property sales, less certain deductions. Net investment income is subject to this tax to the extent that the taxpayer has total income, subject to certain adjustments, that exceeds a specified threshold. The threshold varies depending on the filing status of the taxpayer. U.S. shareholders should consult their tax advisors regarding the possible implications of this legislation in their particular circumstances.

Taxation of U.S. Shareholders

Distributions by us generally are taxable to U.S. shareholders as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our net ordinary income plus net short-term capital gains in excess of net long-term capital losses) will be taxable as ordinary income to U.S. shareholders to the extent of our current and accumulated earnings and profits, whether paid in cash or reinvested in additional shares of our common stock. Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to a U.S. shareholder as long-term capital gains in the case of individuals, trusts or estates, regardless of the U.S. shareholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional shares of common stock. Distributions in excess of our earnings and profits first will reduce a U.S. shareholder’s adjusted tax basis in such shareholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. shareholder.

U.S. shareholders receiving distributions in the form of additional shares of our common stock purchased in the market should be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to the amount of money that the shareholders receiving cash distributions will receive, and should have a cost basis in the shares received equal to such amount. A U.S. shareholder receiving a distribution in newly issued shares of our common stock will be treated as receiving a distribution equal to the value of the shares received, and should have a cost basis of such amount.

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Although we currently intend to distribute any net long-term capital gains at least annually, we may in the future decide to retain some or all of our net long-term capital gains but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount, each U.S. shareholder will be required to include its share of the deemed distribution in income as if it had been distributed to the U.S. shareholder, and the U.S. shareholder will be entitled to claim a credit equal its allocable share of the tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. shareholder’s tax basis for their shares of common stock. Since we expect to pay tax on any retained capital gains at our regular corporate tax rate, and since that rate is in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual U.S. shareholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. shareholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a shareholder’s liability for U.S. federal income tax. In order to utilize the deemed distribution approach, we must provide written notice to our shareholders within 60 days after the close of the relevant taxable year.

For purposes of determining (a) whether the Annual Distribution Requirement is satisfied for any year and (b) the amount of capital gain dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. shareholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to shareholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by our shareholders on December 31 of the year in which the dividend was declared.

If an investor purchases shares of our common stock shortly before the record date of a distribution, the price of the shares of our common stock will include the value of the distribution and the investor will be subject to tax on the distribution even though it represents a return of their investment.

A U.S. shareholder generally will recognize taxable gain or loss if the shareholder sells or otherwise disposes of their shares of our common stock. Any gain arising from such sale or disposition generally will be treated as long-term capital gain or loss if the shareholder has held the shares of common stock sold for more than one year. Otherwise, it would be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. In such a case, the basis of the common stock acquired will be increased to reflect the disallowed loss.

We will send to each of our U.S. shareholders, as promptly as possible after the end of each calendar year, a notice reporting the amounts includible in such U.S. shareholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the U.S. federal income tax status of each year’s distributions generally will be reported to the IRS. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. shareholder’s particular situation. Dividends distributed by us generally will not be eligible for the dividends-received deduction or the lower tax rates applicable to certain qualified dividends.

We may be required to withhold U.S. federal income tax (“backup withholding”) from all distributions to any non-corporate U.S. shareholder (a) who fails to furnish us with a correct taxpayer identification number or a certificate that such shareholder is exempt from backup withholding or (b) with respect to whom the IRS notifies us that such shareholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. shareholder’s U.S. federal income tax liability and may entitle such shareholder to a refund, provided that proper information is timely provided to the IRS.

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U.S. federal withholding tax of 30% applies to payments of certain types of income to foreign financial institutions that fail to enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners). The types of income subject to the tax include U.S. source interest and dividends paid after December 31, 2013, and the gross proceeds from the sale of any property that could produce U.S.-source interest or dividends paid after December 31, 2014. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, this legislation also imposes a 30% withholding obligation on payments to foreign entities that are not financial institutions unless the foreign entity certifies that it does not have a greater than 10% U.S. owner or provides the withholding agent with identifying information on each greater than 10% U.S. owner. When these provisions become effective, a U.S. shareholder that holds its shares through foreign intermediaries or foreign entities could be subject to this 30% withholding tax with respect to distributions on their shares and proceeds from the sale of their shares. Under certain circumstances, a U.S. shareholder might be eligible for refunds or credits of such taxes.

Taxation of Non-U.S. Shareholders

Whether an investment in shares of our common stock is appropriate for a Non-U.S. shareholder will depend upon that person’s particular circumstances. Non-U.S. shareholders should consult their tax advisors before investing in our common stock.

Distributions of our “investment company taxable income” to Non-U.S. shareholders (including interest income, net short-term capital gain or foreign-source dividend and interest income, which generally would be free of withholding if paid to Non-U.S. shareholders directly) will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current and accumulated earnings and profits unless the distributions are effectively connected with a U.S. trade or business of the Non-U.S. shareholder, and, if an income tax treaty applies, attributable to a permanent establishment in the United States, in which case the distributions will be subject to U.S. federal income tax at the rates applicable to U.S. persons. In the latter case, we will not be required to withhold U.S. federal income tax if the Non-U.S. shareholder complies with applicable certification and disclosure requirements. Special certification requirements apply to a Non-U.S. shareholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their tax advisors.

Properly reported dividends received by a Non-U.S. shareholder generally will be exempt from U.S. federal withholding tax when they (a) are paid in respect of our “qualified net interest income” (generally, our U.S. source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we are at least a 10% shareholder, reduced by expenses that are allocable to such income), or (b) are paid in connection with our “qualified short-term capital gains” (generally, the excess of our net short-term capital gain over our long-term capital loss for such taxable year). Depending on the circumstances, we may report all, some or none of our potentially eligible dividends as such qualified net interest income or as qualified short-term capital gains, or treat such dividends, in whole or in part, as ineligible for this exemption from withholding. In order to qualify for this exemption from withholding if extended, a Non-U.S. shareholder must comply with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W-8BEN or an acceptable substitute or successor form). In the case of shares held through an intermediary, the intermediary could withhold tax even if we properly report the payment as qualified net interest income or qualified short-term capital gain. This provision is not scheduled to apply after December 31, 2013, however, it has been subject to previous extensions, and we cannot be certain whether this exception will apply for any later taxable years. Non-U.S. shareholders should contact their intermediaries with respect to the application of these rules to their accounts.

Actual or deemed distributions of our net capital gains to a Non-U.S. shareholder, and gains realized by a Non-U.S. shareholder upon the sale of our common stock, will not be subject to U.S. federal withholding tax and generally will not be subject to U.S. federal income tax unless the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. shareholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. shareholder in the United States or, in the case of an individual Non-U.S. shareholder, the shareholder is present in the United States for 183 days or more during the year of the sale or capital gain dividend and certain other conditions are met.

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If we distribute our net capital gains in the form of deemed rather than actual distributions (which we may do in the future), a Non-U.S. shareholder will be entitled to a U.S. federal income tax credit or tax refund equal to the shareholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. shareholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the Non-U.S. shareholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return. For a corporate Non-U.S. shareholder, distributions (both actual and deemed), and gains realized upon the sale of our common stock that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty).

A Non-U.S. shareholder who is a non-resident alien individual, and who is otherwise subject to withholding of U.S. federal income tax, may be subject to information reporting and backup withholding of U.S. federal income tax on dividends unless the Non-U.S. shareholder provides us or the distribution paying agent with an IRS Form W-8BEN (or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing an exemption from backup withholding.

A 30% U.S. federal withholding tax applies to payments of certain types of income to foreign financial institutions that fail to enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners). The types of income subject to the tax include U.S. source interest and dividends paid after December 31, 2013, and the gross proceeds from the sale of any property that could produce U.S.-source interest or dividends paid after December 31, 2014. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. This legislation also imposes a 30% withholding on payments to foreign entities that are not financial institutions unless the foreign entity certifies that it does not have a greater than 10% U.S. owner or provides the withholding agent with identifying information on each greater than 10% U.S. owner. When these provisions become effective, depending on the status of a Non-U.S. shareholder and the status of the intermediaries through which they hold their shares, Non-U.S. shareholders could be subject to this 30% withholding tax with respect to distributions on their shares and proceeds from the sale of their shares. Under certain circumstances, a Non-U.S. shareholder might be eligible for refunds or credits of such taxes.

Non-U.S. persons should consult their tax advisors with respect to the U.S. federal income tax and withholding tax, U.S. estate tax and state, local and foreign tax consequences of an investment in the shares of our common stock.

Any tax information included in this prospectus is general in nature, and you should consult your own tax advisor regarding your particular circumstance. This prospectus does not contain tax advice or a formal tax opinion under Treasury Circular 230, is not intended to be used, and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed under the Code.

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Description of our capital stock

The following description is based on relevant portions of the Minnesota Business Corporation Act and on our Articles of Incorporation (amended and restated) and bylaws (amended and restated). This summary is not necessarily complete, and we refer you to the Minnesota Business Corporation Act and our Articles of Incorporation (amended and restated) and bylaws (amended and restated) for a more detailed description of the provisions summarized below.

General

We are authorized to issue an aggregate of 250,000,000 shares of capital stock, $0.001 par value. Subject to the 1940 Act, our Board of Directors has authority, without any further vote or action by our shareholders, to designate and issue shares in such classes or series (including classes or series of common or preferred stock) as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of classes or series of common stock or preferred stock that may be issued could be superior to the rights of our common stock.

Our board’s ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to our common stock. Any such issuances will dilute the percentage of ownership interest of our current shareholders and may dilute our book value per share.

Common Stock

As of May 28, 2013, there were 12,169,422 shares of our common stock outstanding. As of May 28, 2013, there are no shares of our common stock reserved for issuance upon the exercise of outstanding options and warrants.

The following summarizes certain features of our common stock:

•	Voting Rights: Each share of common stock entitles the holder to one vote with respect to each matter presented to our shareholders on which our holders of common stock are entitled to vote. Our common stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law. Holders of our common stock do not have cumulative-voting rights.

•	Dividend Rights: Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our common stock will receive ratably any dividends declared by our Board of Directors out of funds legally available for the payment of dividends. The payment of dividends to our shareholders will be subject to the provisions of our Dividend Reinvestment Plan. For more information, see “Dividends” and “Dividend Reinvestment Plan.”

•	Liquidation Rights: In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

•	Other Rights: Holders of our common stock do not have preemptive, subscription or conversion rights and there are no redemption or sinking-fund provisions applicable to our common stock.

•	Listing: Our common stock is presently listed on the OTC Bulletin Board under the symbol “MCVT.” Prior to January 22, 2013, our common stock was listed on the OTC Bulletin Board under the symbol “POKR.”

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•	Transfer Agent and Registrar: The transfer agent and registrar for our common stock is Pacific Stock Transfer Company, 4045 South Spencer Street, Suite 403, Las Vegas, Nevada 89119.

Anti-Takeover Effects of Minnesota Law and Provisions of Our Articles and Bylaws

Certain provisions of Minnesota law, our Articles of Incorporation (amended and restated) and our bylaws (amended and restated), may make it more difficult for a third party to acquire control of us or may discourage a third party from attempting to acquire control of us. These provisions may delay, deter or prevent tender offers or takeover attempts that shareholders may believe are in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of their common stock. These provisions are summarized below.

•	Undesignated Shares: Under our Articles of Incorporation (amended and restated), our Board of Directors can at any time, and without shareholder approval, establish from our undesignated shares one or more classes or series of shares, which could designate the undesignated shares as common stock or as preferred stock with voting, dividend and liquidation rights and preferences greater than those of our common stock. The foregoing power of our board remains subject to compliance with 1940 Act. In some cases, the issuance of preferred stock without shareholder approval could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our company from acquiring enough voting shares necessary to take control.

•	Written Consent: Minnesota law provides that any action required or permitted to be taken by the shareholders of the company may be effected only at a meeting of shareholders or by unanimous written consent in lieu of a meeting. Our shareholders may not take action in writing upon the signatures or consent of shareholders holding a majority of the outstanding shares of voting stock.

•	Special Meetings of Shareholders: Under our bylaws, special meetings of our shareholders may be called by the President, by a Vice President in the absence of a President, by the Treasurer, by the board or any one or more directors or by a shareholder or shareholders holding 10% or more of our issued and outstanding voting shares.

•	Business Combinations: Several provisions of Minnesota law may deter potential changes in control of us that some shareholders may view as beneficial or that may provide a premium on our stock price. Under Section 302A.673 of the Minnesota Business Corporation Act, a shareholder that beneficially owns 10% or more of the voting power of our outstanding shares (an interested shareholder) generally cannot consummate a business combination with us, or any subsidiary of ours, within four years following the time the interested shareholder crosses the 10% stock ownership threshold, unless the business combination is approved by a committee of disinterested members of our board before the time the interested shareholder crosses the 10% stock ownership threshold.

Section 302A.675 of the Minnesota Business Corporation Act (commonly referred to as the Minnesota Control Share Acquisition Act) generally prohibits an offeror from acquiring our shares within two years following the offeror’s last purchase of our shares pursuant to a takeover offer with respect to that class, unless our shareholders are afforded the opportunity to sell their shares to the offeror upon substantially equivalent terms as those provided in the offeror’s earlier takeover offer. This provision does not apply if the share acquisition is approved by a committee of disinterested members of our board before the purchase of any shares by the offeror pursuant to the earlier takeover offer.

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Limitation on Liability of Directors and Officers; Indemnification

Our bylaws provide that we will indemnify our officers, directors, employees and agents to the full extent permitted by Minnesota law, and our Articles of Incorporation (amended and restated) provide that no director will have personal liability to us or our shareholders for breach of fiduciary duty as a director to the full extent permitted by law. However, the provisions of the 1940 Act applicable to BDCs prohibit us, as a BDC, from indemnifying any director or officer against any liability to our shareholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office. See “Indemnification” below for a further discussion about our indemnification obligations owed to our current and former officers, directors, employees and agents.

PRICE RANGE OF COMMON STOCK

Our common stock is listed and traded on the OTC Bulletin Board under the symbol “MCVT.” Prior to January 22, 2013, our common stock was traded on the OTC Bulletin Board under the symbol “POKR.”

The following table sets forth the range of high and low bid prices of our common stock on the OTC Bulletin Board for the fiscal years ended December 31, 2012 and December 31, 2011, for the first quarter of our fiscal year ended December 31, 2013, and for the second quarter of such fiscal year, from April 1 - May 21, 2013. All quotations prior to September 10, 2012 have been adjusted retroactively to reflect the Company’s 1-to-11 reverse stock split. All quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily reflect actual transactions. Each of the following quotes reflects a price that is greater than our common stock’s net asset value at the time of such quotes.

			Quarter
Fiscal Year			First		Second (1)		Third		Fourth

2013	High		$2.75		2.50		N/A		N/A
	Low		$0.61		1.65		N/A		N/A

2012	High	(2)	$5.61	(2)	$1.10	(2)	$0.77	(2)	$0.66
	Low	(2)	$0.22	(2)	$0.66	(2)	$0.66	(2)	$0.66

2011	High	(2)	$6.71	(2)	$5.50	(2)	$2.75	(2)	$2.75	(2)
	Low	(2)	$0.66	(2)	$1.21	(2)	$0.88	(2)	$0.22	(2)

(1)	For the second quarter of fiscal year 2013, the indicated price reflects high and low sales prices for the period April 1, 2013 to May 21, 2013.

(2)	On September 10, 2012, our issued and outstanding common shares were combined on an 11-for-1 basis in a reverse stock split. All quotations prior to September 10, 2012 have been adjusted retroactively to reflect such split.

As of May 28, 2013, we had 12,169,422 shares of common stock issued and outstanding, which were held of record by 193 shareholders. The last reported sales price of our common stock on the over-the-counter bulletin board on May 24, 2013 was $1.65 per share.

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BDC REGULATION

The following discussion is a general summary of some of the material prohibitions and restrictions governing BDCs generally. It does not purport to be a complete description of all the laws and regulations affecting BDCs.

The 1940 Act contains prohibitions and restrictions relating to transactions between BDCs and their directors and officers and principal underwriters and certain other related persons, and requires that a majority of the directors be persons other than “interested persons,” as that term is defined in the 1940 Act. In addition, the 1940 Act provides that we may not change the nature of our business so as to cease to be, or to withdraw our election as, a BDC unless approved by a majority of our outstanding voting securities. A majority of the outstanding voting securities of a company (such as ours) is defined under the 1940 Act as the lesser of: (i) 67% or more of our shares present at a meeting or represented by proxy if more than 50% of our outstanding shares are present or represented by proxy; or (ii) more than 50% of our outstanding shares.

Qualifying Assets

Under the 1940 Act, a BDC may not acquire any asset other than “qualifying assets” listed in Section 55(a) of the 1940 Act unless, at the time the acquisition is made, qualifying assets represent at least 70% of the BDC’s total assets. The principal categories of qualifying assets relevant to our business are the following:

(1) Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an “eligible portfolio company,” (as defined in the 1940 Act) or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. The 1940 Act defines an “eligible portfolio company” as any issuer which: (a) is organized under the laws of, and has its principal place of business in, the United States; (b) is not an investment company (other than a wholly owned small business investment company) or a company that would be an investment company but for certain exclusions under the 1940 Act; and (c) satisfies any one of the following three criteria:

•	(i) does not have any class of securities that is traded on a national securities exchange or (ii) has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million;

•	is controlled by us or a group of companies including us (with “control” being presumed to exist where we or our group holds at least 25% of the voting securities of the issuer) and we have an affiliated person who is a director of the eligible portfolio company; or

•	is a small and solvent company having gross assets of not more than $4.0 million and capital and surplus of not less than $2.0 million.

(2) Securities of any eligible portfolio company which we control.

(3) Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, from any other person or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

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(4) Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.

(5) Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.

(6) Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

In addition, the following assets may be “qualifying assets” that we may hold: (i) certain types of follow-on investments in issuers that no longer satisfy the definition of “eligible portfolio company,” as permitted by Section 55(a)(1)(B) of the 1940 Act; and (ii) office furniture, equipment, real estate interests and leasehold improvements (as described in Section 55(a)(7) of the 1940 Act).

Significant Managerial Assistance

A BDC must have been organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described above. Nevertheless, to count portfolio securities as qualifying assets for the purpose of the foregoing 70% test, a BDC such as us must either control the issuer of the securities or offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance. The only exception to this requirement applies where we might purchase securities in conjunction with one or more other persons acting together, and where one of the other persons in the group may make available such managerial assistance. Making available significant managerial assistance means, among other things, any arrangement whereby the BDC, whether through its directors, officers or employees, offers to provide, and, if accepted, does in fact so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company through monitoring of portfolio company operations, selective participation in board and management meetings, consulting with and advising a portfolio company’s officers or other organizational or financial guidance.

Temporary Investments

Pending investment in other types of qualifying assets, as described above, our investments may consist of cash, cash equivalents, U.S. government securities or high quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as temporary investments, so that at least 70% of our assets are qualifying assets. We plan to invest in U.S. treasury bills or in repurchase agreements, provided that such agreements are fully collateralized by cash or securities issued by the U.S. government or its agencies. A repurchase agreement involves the purchase by an investor, such as us, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed upon future date and at a price which is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of our assets that may be invested in such repurchase agreements. However, if more than 25% of our total assets constitute repurchase agreements from a single counterparty, we would not meet the diversification tests imposed on us by the Code to qualify for tax treatment as a RIC for federal income tax purposes. Thus, we do not intend to enter into repurchase agreements with a single counterparty in excess of this limit. We will monitor the creditworthiness of the counterparties with which we enter into repurchase agreement transactions.

Senior Securities; Coverage Ratio

We will be permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to our common stock, but only if our “asset coverage,” as defined in the 1940 Act, is at least equal to 200% immediately after each such issuance. In addition, while any senior securities remain outstanding, we must make provisions to prohibit any dividend distribution to our shareholders or the repurchase of certain of our securities, unless we meet the applicable asset coverage ratios at the time of the dividend distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes.

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Other

We will be periodically examined by the SEC for compliance with the 1940 Act. We will not “concentrate” our investments (i.e., invest 25% or more of our assets in any particular industry, determined at the time of investment). We will be required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement. Furthermore, as a BDC, we are prohibited from indemnifying any director or officer against any liability to our shareholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office. We are required to adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws, review these policies and procedures annually for their adequacy and the effectiveness of their implementation.

Share repurchases

Shareholders will not have the right to cause us to repurchase their shares. Although we will not offer to repurchase our shareholders’ shares on a periodic basis, we may nonetheless offer to repurchase their shares if our Board of Directors deems it advisable. We may repurchase outstanding shares under the 1940 Act:

•	on a securities exchange or such other open market as may be designated by the SEC (provided that we have, in any such case, informed holders of the class of stock involved within the preceding six months of our intention to repurchase such stock);

•	by a tender offer open to all holders of the class of shares involved; or

•	as otherwise permitted by the SEC and the Minnesota Business Corporation Act.

If we intend to repurchase our shares other than on a securities exchange, in the open market or by making a tender offer, a rule adopted by the SEC under the 1940 Act provides that we must meet certain conditions regarding the distribution of our net income, the identity of the seller, the price paid, any brokerage commissions, prior notice to holders of the class of shares involved of an intention to purchase such shares and that the purchase is not being made in a manner or on a basis which discriminates unfairly against the other holders of such class.

Shares of closed-end investment companies frequently trade at a discount from net asset value and shares of BDCs may trade at an even greater discount than shares of closed-end investment companies. This characteristic of closed-end investment companies is separate and distinct from the risk that our net asset value per share may decline. We cannot predict whether our shares will trade above, at or below net asset value. The market price of our common stock will be determined by, among other things, the supply and demand for our shares, our investment performance and investor perception of our overall attractiveness as an investment as compared with alternative investments. We cannot assure you that we will ever conduct any open market purchases, and if we do conduct open market purchases, we may terminate them at any time. If we repurchase our shares for a price below their net asset value, the net asset value of those shares that remain outstanding would be enhanced. This does not necessarily mean, however, that the market price of those outstanding shares would be affected, either positively or negatively. Repurchases of shares by us would also decrease our total assets and accordingly may increase our expenses as a percentage of average net assets. Furthermore, interest on any borrowings to finance any such share repurchase transactions would reduce our net income.

CUSTODIAN, TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR

Our securities will be held under a safekeeping agreement with Millennium Trust Company, which is attached as an exhibit to this registration statement. The address of the custodian is: 2001 Spring Road, Suite 700, Oak Brook, Illinois 60523. Certain of our securities issued by publicly traded companies will be held under a safekeeping agreement relative to a brokerage account the Company maintains at Maxwell Simon, Inc. This safekeeping agreement is also attached as an exhibit to tis registration statement. The address of Maxwell Simon is 708 S. 3rd Street, Suite 400E, Minneapolis, Minnesota 55402.

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Pacific Stock Transfer Company serves as our transfer agent, registrar, and we are in the process of engaging it as our dividend paying agent and DRIP plan administrator. The principal business address of Pacific Stock Transfer Company is 4054 S. Spencer Street, Suite 403, Las Vegas, Nevada 89119.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since we will generally acquire and dispose of our investments in privately negotiated transactions, we will infrequently use brokers in the normal course of our business. Subject to policies established by our Board of Directors, we do not expect to execute transactions through any particular broker or dealer, but will seek to obtain the best net results for us, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While we will generally seek reasonably competitive trade execution costs, we will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, we may select a broker based partly upon brokerage or research services provided to us. In return for such services, we may pay a higher commission than other brokers would charge if we determine in good faith that such commission is reasonable in relation to the services provided.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Baker Tilly Virchow Krause, LLP is our independent registered public accounting firm, located at 225 South Sixth Street, Suite 2300, Minneapolis, Minnesota 55402. The financial statements appearing in this Prospectus and Registration Statement have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, which report expresses an unqualified opinion, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We file and submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Securities and Exchange Act of 1934. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet site at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

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INDEX TO FINANCIAL STATEMENTS

Item	Page
Report of Independent Registered Public Accounting Firm on Financial Statements	F-1
Balance Sheets – December 31, 2012 and December 31, 2011	F-2
Statements of Operations – Period from December 13, 2012 through December 31, 2012, Period from January 1, 2012 through December 12, 2012, and Year ended December 31, 2011	F-3
Statements of Shareholders’ Equity (Deficit) – Years ended December 31, 2012 and December 31, 2011	F-5
Statements of Cash Flows – Period from December 13, 2012 through December 31, 2012, Period from January 1, 2012 through December 12, 2012 and Year ended December 31, 2011	F-7
Notes to Financial Statements	F-8

46

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Mill City Ventures III, Ltd.

Wayzata, Minnesota

We have audited the accompanying balance sheets of Mill City Ventures III, Ltd. (formerly known as Poker Magic, Inc.) as of December 31, 2012 and 2011, and the related statements of operations, shareholders' equity (deficit) and cash flows for the period from December 13, 2012 to December 31, 2012, the period from January 1, 2012 to December 12, 2012, and the year ended December 31, 2011. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mill City Ventures III, Ltd. as of December 31, 2012 and 2011 and the results of their operations and cash flows for the period from December 13, 2012 to December 31, 2012, the period from January 1, 2012 to December 12, 2012, and the year ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

March 29, 2013

F-1

Mill City Ventures III, Ltd.

(formerly Poker Magic, Inc.)

Balance Sheets

	December 31, 2012	December 31, 2011

ASSETS

Current Assets
Cash	$603,621	$22,817

Total Current Assets	603,621	22,817

Total Assets	$603,621	$22,817

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities
Accounts Payable	$25,162	$3,075
Accrued Royalty	619	619
Notes Payable Related Party – short-term	95	213,675
Interest Payable	14,670	334
Total Current Liabilities	40,546	217,703

Long-Term Liabilities
Subscription Payable	500,000	-
Total Long-Term Liabilities	500,000	-

Total Liabilities	540,546	217,703

Commitments and contingencies
Shareholders’ Equity (Deficit)
Common Stock, $.001 par value: Authorized 250,000,000 shares: Issued and outstanding 1,504,422 and 1,043,657 shares.	1,504	1,044
Additional Paid-in Capital	1,221,236	772,296
Deficit Accumulated During the Development Stage	(1,159,665)	(968,226)
Total Shareholders’ Equity (Deficit)	63,075	(194,886)

Total Liabilities and Shareholders’ Equity	$603,621	$22,817

The accompanying notes are an integral part of these financial statements.

F-2

Mill City Ventures III, Ltd.

(formerly Poker Magic, Inc.)

Statements of Operations

	Prior to Becoming an Investment Company
	For the Period January 1, 2012 through December 12, 2012	Year Ended December 31, 2011
Revenues	$-	$-

Cost of Revenue	-	-

Gross Loss	-	-

Operating Expenses:
Selling, General and Administrative	161,368	107,865

Operating Loss:	(161,368)	(107,865)

Other Income (Expense)
Interest Income	-	-
Interest Expense	(27,156)	(18,982)
Total Other Income (Expense)	(27,156)	(18,982)

Net Loss	$(188,524)	$(126,847)

Basic and diluted net loss per common share	$(0.18)	$(0.13)

Weighted-average number of common shares outstanding	1,075,460	1,008,074

The accompanying notes are an integral part of these financial statements.

F-3

Mill City Ventures III, Ltd.

(formerly Poker Magic, Inc.)

Statements of Operations

As an Investment Company
For the Period December 13, 2012 through December 31, 2012
Investment Income	$-

Operating Expenses:
Professional Fees	1,736
Other	1,179
Total Operating Expenses	(2,915)

Net Investment Loss	$(2,915)

Basic and diluted net loss per common share	$(0.00)

Weighted-average number of common shares outstanding	1,492,422

The accompanying notes are an integral part of these financial statements.

F-4

Mill City Ventures III, Ltd.

(formerly Poker Magic, Inc.)

Statements of Shareholders’ Equity (Deficit)

For the years ended December 31, 2012, 2011 and 2010

	Common Stock		Additional Paid-In	Retained	Total Shareholders’ Equity
	Shares	Amount	Capital	Deficit	(Deficit)

Balance as of December 31, 2010	1,000,748	$1,001	$724,339	$(841,379)	$(116,039)

Issuance of common stock for officers compensation at $5.50 per share on March 31, 2011 based on value of services rendered	2,182	2	11,998	-	12,000

Issuance of common stock for officers compensation at $1.32 per share on June 30, 2011 based on value of services rendered	9,091	9	11,991	-	12,000

Issuance of common stock for officers compensation at $2.75 per share on September 30, 2011 based on value of services rendered	4,363	5	11,995	-	12,000

Issuance of common stock for officers compensation at $0.44 per share on December 31, 2011 based on value of services rendered	27,273	27	11,973	-	12,000

Net Loss	-	-	-	(126,847)	(126,847)

Balance as of December 31, 2011	1,043,657	1,044	772,296	(968,226)	(194,886)

Issuance of common stock for officers compensation at $1.10 per share on March 31, 2012 based on value of services rendered	10,909	11	11,989	-	12,000

Issuance of common stock for officers compensation at $0.66 per share on June 30, 2012 based on value of services rendered	18,182	19	11,983	-	12,000

Issuance of common stock for officers compensation at $0.60 per share on September 30, 2012 based on value of services rendered	18,162	18	11,982	-	12,000

Rounding adjustment due to reverse stock split	112	(2)	-	-	-

Issuance of common stock for cash of $1.00 per share on November 9, 2012	100,000	100	99,900	-	100,000

F-5

Mill City Ventures III, Ltd.

(formerly Poker Magic, Inc.)

Statements of Shareholders’ Equity (Deficit)

For the years ended December 31, 2012, 2011 and 2010

	Common Stock		Additional Paid-In	Retained	Total Shareholders’ Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Issuance of common stock for conversion of promissory note at $1.00 per share on December 10, 2012	5,900	6	5,894	-	5,900

Issuance of common stock for conversion of promissory note at $1.00 per share on December 10, 2012	5,900	6	5,894	-	5,900

Issuance of common stock for conversion of promissory note at $1.00 per share on December 10, 2012	289,600	290	289,310	-	289,600

Issuance of common stock for officers compensation at $1.00 per share on December 12, 2012 based on value of services rendered	12,000	$12	$11,988	$-	$12,000

Net Loss	-	-	-	(191,439)	(191,439)

Balance as of December 31, 2012	1,504,422	$1,504	$1,221,236	$(1,159,665)	$63,075

The accompanying notes are an integral part of these financial statements.

F-6

Mill City Ventures III, Ltd.

(formerly Poker Magic, Inc.)

Statements of Cash Flows

	As an Investment Company	Prior to Becoming an Investment Company
	For the Period December 13, 2012 through December 31, 2012	For the Period January 1, 2012 through December 12, 2012	Year Ended December 31, 2011
Cash flows from operating activities:
Net loss	$(2,915)	$(188,524)	$(126,847)

Adjustments to reconcile net loss to net cash used in operating activities:
Officers compensation expense paid in stock	-	48,000	48,000
Changes in operating assets and liabilities:
Accounts payable	-	22,087	(5,748)
Accrued royalty	-	-	349
Interest payable	-	27,156	18,982

Net cash used in operating activities	(2,915)	(91,281)	(65,264)

Cash flows from financing activities:
Proceeds from issuance of common stock	-	100,000	-
Proceeds from subscription payable	-	500,000	-
Proceeds from note payable related party	-	75,000	85,000

Net cash provided by financing activities	-	675,000	85,000

Net increase (decrease) in cash	(2,915)	583,719	19,736

Cash, beginning of the period	606,536	22,817	3,081
Cash, end of the period	$603,621	$606,536	$22,817

Non-cash investing and financing activities:

Accrued interest converted into note payable	-	-	22,675

Conversion of notes payable – related party to equity	-	-	-

The accompanying notes are an integral part of these financial statements.

F-7

Mill City Ventures III, Ltd.

(formerly Poker Magic, Inc.)

Notes to Financial Statements

December 31, 2012 and 2011

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of operations and basis of presentation

Mill City Ventures III, Ltd. (the “Company”) is an investment company that was incorporated in the State of Minnesota on January 10, 2006 under the name Poker Magic, Inc.  Our business from January 10, 2006 (inception) through December 12, 2012 consisted primarily of marketing and licensing a new form of poker-based table game to casinos and on-line gaming facilities in the United States.

On December 13, 2012, the Company filed a Form N-8A with the SEC, notifying the SEC that it is an internally managed, non-diversified, closed-end investment company under the 1940 Act. On February 7, 2013, the Company filed Form N-54A, Notification of Election to be Subject to Sections 55 through 65 of the Investment Company Act of 1940 notifying the SEC that it is a closed-end company that will be operated for the purpose of making investments primarily in securities described in section 55(a)(1) through (3) of the 1940 Act as a business development company (“BDC”), and will make available significant managerial assistance with respect to issuers of such securities to the extent required by the Act. On May 15, 2013, the Company filed form N-8F with the SEC, to withdraw its election to be registered under the 1940 Act, in order to clarify that it intends to be solely subject to the 1940 Act provisions governing BDCs. The Company intends to be taxed as a regulated investment company. As a BDC, the Company will primarily focus on investing in or lending to private companies and making managerial assistance available to such companies. A BDC may provide shareholders with the ability to retain the liquidity of a publicly traded stock, while sharing in the possible benefits of investing in emerging-growth or expansion-stage companies that are privately owned.

Our future revenues will relate to the earnings we receive from our portfolio investments. The Company’s objective is to obtain superior returns from investments in securities and other investment opportunities available to business development companies under the 1940 Act. We intend to invest capital in portfolio companies for purposes of financing acquisitions, recapitalizations, buyouts, organic growth and working capital. Buyouts generally include transactions that involve the acquisition of a controlling interest in an entity, either by management or other investors. Organic growth refers to growth through the internal operations of the company, through investments in marketing initiatives, capital expenditures or other internal growth initiatives, rather than growth by means of an acquisition. We plan to identify potential investments through multiple sources, including private equity sponsors, investment bankers, brokers, fundless sponsors, and owners and operators of businesses. We will base our investment decisions on analyses of potential customers’ business operations and asset valuations, utilizing risk management methods, pricing tools, due diligence methodologies and data management processes designed to help us assess risk, establish appropriate pricing, and maximize our return on investment. Subject to applicable regulations set forth in the 1940 Act and applicable to BDCs, we plan to invest in private companies, small-cap public stocks, notes and other forms of debt, investment contracts, and other investments commonly referred to as securities.

On January 17, 2013, the Company amended and restated its Articles of Incorporation.  The amendment and restatement included a change in the Company's name from "Poker Magic, Inc." to "Mill City Ventures III, Ltd."

On February 7, 2013, the Company filed Form N-54A, Notification of Election to be Subject to Sections 55 through 65 of the Investment Company Act of 1940 notifying the SEC that we are closed-end company that will be operated for the purpose of making investments primarily in securities described in section 55(a)(1) through (3) of the 1940 Act and will make available significant managerial assistance with respect to issuers of such securities to the extent required by the Act.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash Deposits

The Company maintains its cash balances in financial institutions. Cash on deposit in excess of FDIC and similar coverage is subject to the usual banking risk of funds in excess of those limits.

F-8

Fair Value of Financial Instruments

The carrying amounts of certain of the Company’s financial instruments, including cash, accounts payable and notes payable approximate fair value due to their relatively short maturities.

Income Taxes

The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Combination (Reverse Split) of Common Stock

On July 18, 2012, the Company’s Board of Directors approved a 1-to-11 reverse stock split subject to approval by the Company’s stockholders. The reverse stock split, approved by the Company’s stockholders on September 7, 2012, became effective on September 10, 2012. The reverse stock split did not result in a reduction in the number of authorized shares of common stock. The accompanying financial statements and footnotes have been adjusted retroactively to reflect the reverse stock split.

Revenue recognition – Prior to becoming an investment company

Revenue from sales under a license agreement is recognized when the following four criteria are met: 1) persuasive evidence of an arrangement exists (fully executed license agreement); 2) delivery of the Winner’s Pot Poker game, felt and instructions have been rendered and for which the licensee is responsible to replace either through damage or normal wear and tear; 3) the price is fixed or determinable; and 4) collectability under the license agreement is reasonably assured. We did not generate any revenues for the years ended December 31, 2012 and 2011.

Interest and Dividend Income Recognition – As an investment company

Interest income is recorded on an accrual basis and includes the accretion of discounts and amortization of premiums. Discounts from and premiums to par value on securities purchased are accreted/amortized into interest income over the life of the respective security using the effective yield method. The amortized cost of investments represents the original cost adjusted for the accretion of discounts and amortization of premiums, if any.

Loans are generally placed on non-accrual status when principal or interest payments are past due 30 days or more or when there is reasonable doubt that principal or interest will be collected in full. Accrued and unpaid interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past due principal and interest is paid and, in management’s judgment, are likely to remain current. The Company may make exceptions to this if the loan has sufficient collateral value and is in the process of collection.

From December 13, 2012 through December 31, 2012, we did not have any portfolio investments.

Investment Valuation

Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment without regard to unrealized gains or losses previously recognized, and include investments charged off during the period, net of recoveries. Unrealized gains or losses primarily reflect the change in investment values, including the reversal of previously recorded unrealized gains or losses when gains or losses are realized.

Investments for which market quotations are readily available are typically valued at such market quotations. In order to validate market quotations, we look at a number of factors to determine if the quotations are representative of fair value, including the source and nature of the quotations. Debt and equity securities that are not publicly traded or whose market prices are not readily available are valued at fair value as determined in good faith by our board of directors, based on, among other things, the input of our executive management, audit committee and independent third-party valuation expert that may be engaged by management to assist in the valuation of our portfolio investments.

F-9

Dividend income on preferred equity securities is recorded as dividend income on an accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly traded portfolio companies.

Conversion to Investment Company

The results of operations for 2012 are divided into two periods. The period from January 1, 2012 through December 12, 2012, reflects the Company’s results prior to operating as an investment company under the 1940 Act, as amended. The period from December 13, 2012 through December 31, 2012, reflects the Company’s results as an investment company under the 1940 Act, as amended. Accounting principles used in the preparation of the financial statements beginning December 13, 2012 are different than those of prior periods and, therefore, the financial position and results of operations of these periods are not directly comparable. The primary differences in accounting principles relate to the carrying value of investments.

NOTE 2—NET LOSS PER COMMON SHARE

Basic net loss per common share is computed by dividing net loss by the weighted average number of vested common shares outstanding during the period. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows:

	For the Period December 13, 2012 through December 31, 2012	For the Period January 1, 2012 through December 12, 2012	Year Ended December 31, 2011
Numerator: Net Loss	$(2,915)	$(188,961)	$(126,847)
Denominator: Weighted-average number of common shares outstanding	1,492,422	1,075,460	1,008,074
Basic and diluted net loss per common share	$(0.00)	$(0.18)	$(0.13)

At December 31, 2012 and 2011, the Company did not have any options or warrants outstanding or any other dilutive common equivalent shares.

NOTE 3—COMMITMENTS AND CONTINGENCIES

The asset purchase agreement with Select Video dated March 10, 2006, provides that when the Company receives any revenue generated by Winner’s Pot Poker and other similar games, Select Video will be entitled to receive an amount equal to five percent (5%) of all gross proceeds generated by these games.

At December 31, 2012 and December 31, 2011, $619 was owed to Select Video under this agreement.

NOTE 4—SHAREHOLDERS’ DEFICIT

Common stock

On March 31, 2011, the Company issued 2,182 shares of common stock for officer compensation with a fair value of $12,000.

On June 30, 2011, the Company issued 9,091 shares of common stock for officer compensation with a fair value of $12,000.

On September 30, 2011, the Company issued 4,363 shares of common stock for officer compensation with a fair value of $12,000.

On December 31, 2011, the Company issued 27,273 shares of common stock for officer compensation with a fair value of $12,000.

On March 31, 2012, the Company issued 10,909 shares of common stock for officer compensation with a fair value of $12,000.

On June 30, 2012, the Company issued 18,182 shares of common stock for officer compensation with a fair value of $12,000.

On September 7, 2012, the Company’s shareholders approved a 1-for-11 combination (reverse split) of the Company’s common stock without a corresponding reduction in the number of authorized shares of the Company’s capital stock effective on September 10, 2012. A minor adjustment to outstanding shares occurred as a result of the reverse split.

On September 30, 2012, the Company issued 18,162 shares of common stock for officer compensation with a fair value of $12,000.

F-10

On November 9, 2012, the Company raised cash of $100,000 at $1.00 per share through the issuance of 100,000 shares of common stock.

On December 10, 2012, the Company issued 5,900 shares of common stock at $1.00 per share in satisfaction of a promissory note.

On December 10, 2012, the Company issued 5,900 shares of common stock at $1.00 per share in satisfaction of a promissory note.

On December 10, 2012, the Company issued 289,600 shares of common stock at $1.00 per share in satisfaction of a promissory note.

On December 31, 2012, the Company issued 12,000 shares of common stock for officer compensation with a fair value of $12,000.

At December 31, 2012, a total of 1,504,422 shares of common stock were issued and outstanding.

NOTE 5—FAIR VALUE OF INVESTMENTS

The fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels is explained below:

Level 1

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments are not applied to Level 1 securities. Because valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2

Pricing inputs are other than used in Level 1, which include the closing bid price for unlisted marketable securities, which are available in active or inactive markets for identical investments or liabilities, other direct or indirect observable inputs that can be corroborated by market data or the use of models or other valuation methodologies as of the reporting date.

Level 3

Pricing inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation.

NOTE 6—MINIMUM ASSET COVERAGE

As we have elected to be treated as a BDC on February 7 2013, we will be required to meet various regulatory tests. Among other things, these tests will require us to invest at least 70% of our total assets in private or small-cap public U.S.-based companies, and to maintain a coverage ratio of total net assets to total senior securities and borrowings (including accrued interest payable) of at least 200%. We were not BDC at December 31, 2012 or 2011.

NOTE 7—INCOME TAXES

The Company is subject to the accounting standard for uncertainty in income tax provisions. As such, the Company is required to recognize in the financial statements only those tax positions determined to be more likely than not of being sustained upon examination, based on the technical merits of the positions. Interest and penalties are expensed as incurred as operating expenses. The tax years that remain subject to examination by major tax jurisdictions currently are Federal 2009-2011 and State of Minnesota 2009-2011. The net operating loss carryforwards are subject to examination until they expire.

At December 31, 2012, the Company had federal and state net operating loss carryforward of approximately $1,103,000 available to offset future taxable income. The Company’s federal and state net operating loss carryforwards will begin to expire in 2028 if not used before such time to offset future taxable income or tax liabilities. The Company’s deferred tax asset is the net operating loss carryforward and the difference in patent amortization expense. The Company has established a valuation allowance of $466,000 and $390,000 at December 31, 2012 and 2011, respectively, against its deferred tax assets due to uncertainty surrounding the realization of such assets. The change in valuation allowance for the years ended December 31, 2012 and 2011 was $76,000 and $62,000, respectively. Current and future changes in the stock ownership of the Company may place limitations on the use of these net operating loss carryforwards.

F-11

Reconciliation between the federal statutory rate and the effective tax rates is as follows:

	Year Ended December 31, 2012	Year Ended December 31, 2011
Federal statutory tax rate	(34.0)%	(34.0)%
State taxes, net of federal benefit	(6.0)	(6.0)
Valuation allowance	40.0	40.0
Effective tax rate	0.0%	0.0%

NOTE 8—NOTES PAYABLE RELATED PARTY

On October 19, 2010, Douglas Polinsky and Joseph A. Geraci, II, both officers of the Company, each loaned the Company $5,000 under terms and conditions set forth in a related unsecured term promissory note. Each promissory note provided for simple interest to accrue on the unpaid principal balance of the promissory notes at the rate of 12% per annum, and required that accrued interest be paid on a monthly basis until October 18, 2011, at which time the entire unpaid principal balance of $5,000 together with the unpaid accrued interest of $569 (accrued at 12% per annum) became due and payable. Messrs. Polinsky and Geraci both agreed to renew the promissory notes and interest payable totaling $11,139 on September 30, 2011 for a term of six months. Subsequently, Messrs. Polinsky and Geraci both again agreed to renew the promissory notes and interest payable totaling $11,807 on March 31, 2012 for a term of three years. The promissory notes have the same terms as those contained in the original promissory notes and have a maturity date of March 31, 2015.

From July 30, 2009 to July 15, 2011, Lantern Advisers, LLC, a Minnesota limited liability company owned equally by Douglas Polinsky and Joseph A. Geraci, II (each of whom is an officer and director of the Company), loaned the Company a total of $150,000 under terms and conditions set forth in unsecured term promissory notes.  The promissory notes provided for simple interest to accrue on the unpaid principal balance of the promissory note at the rate of 12% per annum, and required that accrued interest be paid on a monthly basis until maturity, at which time the entire unpaid principal balance of the promissory note became due. On September 30, 2011, Lantern Advisers and the Company consolidated these promissory notes and the accrued but unpaid interest into a new promissory note in the amount of $172,364. The new promissory note had the same terms as those contained in the original promissory notes and had a maturity date of March 31, 2012. On December 30, 2011, Lantern Advisers, LLC loaned the Company an additional $25,000 under terms and conditions set forth in an unsecured term promissory note. The Company consolidated this promissory note with the promissory note referenced above with a principal amount of $172,364 and unpaid interest of $5,172 for a new promissory note in the amount of $202,536. The new unsecured promissory note had the same terms as those contained in the original promissory notes and had a maturity date of June 30, 2012. Subsequently, Lantern Advisers agreed to renew the unsecured term promissory note and interest payable totaling $214,688 on June 30, 2012 for a term of three years. The promissory note had the same terms as those contained in the original promissory note and had a maturity date of June 30, 2015.

On June 1, 2012 and October 31, 2012, Lantern Advisers loaned the Company $25,000 and $50,000, respectively, under terms and conditions set forth in an unsecured term promissory notes for a term of three years.  The promissory notes provided for simple interest to accrue on the unpaid principal balance of the promissory note at the rate of 12% per annum, and required that accrued interest be paid on a monthly basis until maturity.

On December 10, 2012, the parties agreed to convert $301,400 of principal balance to 301,400 shares of common stock $1.00 per share. The remaining principal balance of $95 and accrued and unpaid interest owing were paid on March 6, 2013.

The Company incurred interest expense associated with the related party notes of $0 for the period from December 13, 2012 through December 31, 2012, $27,156 for the period from January 1, 2012 through December 12, 2012 and $18,982 for the year ended December 31, 2011.

Total short-term related-party notes at December 31, 2012 and 2011 were $95 and $213,675, respectively, and provided working capital for the Company.

NOTE 9—SUBSEQUENT EVENTS

Subscription Payable

On November 9, 2012, the Company received $500,000 from an accredited investor. The terms within the subscription agreement were finalized on March 6, 2013, which resulted in issuance of 500,000 shares of common stock at a per-share price of $1.00. The subscription agreement contains standard and customary representations, warranties and other terms and conditions.

F-12

Private Placement

On March 7, 2013, the Company closed on a total of $8,850,000 from a private placement of common stock at a per-share price of $1.00 and issued 8,850,000 shares of common stock. On March 20, 2013, the Company closed on an additional $1,315,000 from a private placement of common stock at a per-share price of $1.00, and issued 1,315,000 shares of common stock. Each of the subscription agreements contain standard and customary representations, warranties and other terms and conditions.

Investments

On March 1, 2013, the Company entered into a subscription agreement with Great Plains Sand, LLC through a private placement of common stock for the purchase of 1 Class A Membership Unit for $105,000.

On March 6, 2013, the Company entered into a purchase and sale agreement with Mill City Ventures II, LP, wherein Mill City Ventures II, LP will sell 400,000 shares of Southern Plains Resources, Inc. common stock to the Company for an aggregate purchase price of $420,000.

F-13

PART C — OTHER INFORMATION

Item 25. Financial Statements and Exhibits.

1. Financial Statements

The following statements of the Company are included in Part A of this Registration Statement:

Item	Page
Report of Independent Registered Public Accounting Firm on Financial Statements	F-1
Balance Sheets – December 31, 2012 and December 31, 2011	F-2
Statements of Operations – Period from December 13, 2012 through December 31, 2012, Period from January 1, 2012 through December 12, 2012, and Year ended December 31, 2011	F-3
Statements of Shareholders’ Equity (Deficit) – Years ended December 31, 2012 and December 31, 2011	F-5
Statements of Cash Flows – Period from December 13, 2012 through December 31, 2012, Period from January 1, 2012 through December 12, 2012 and Year ended December 31, 2011	F-7
Notes to Financial Statements	F-8

In addition, the financial statements (and related notes) included in the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 15, 2013, are incorporated herein by this reference.

2. Exhibits

Exhibit	Description
(a)	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 23, 2013)

(b)	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s registration statement on Form 10-SB filed on January 29, 2008)

(c)	Not applicable.

(d)	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form 10-SB filed on January 29, 2008)

(e)	Dividend Reinvestment Plan**

(f)	Not applicable.

(g)	Not applicable.

(h)	Not applicable pursuant to General Instruction, G.3 of Form N-2.

(i)(1)	Employment Agreement with Douglas M. Polinsky dated effective March 25, 2013 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 25, 2013)

(i)(2)	Employment Agreement with Joseph A. Geraci, II, dated effective March 25, 2013 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed March 25, 2013)

(j)(1)	Safekeeping Agreement between the Company and Millennium Trust Company dated March 22, 2013*

(j)(2)	Addendum to Safekeeping Agreement between the Company and Millennium Trust Company dated March 22, 2013*

(j)(3)	Safekeeping Agreement between the Company and Maxwell Simon, Inc., dated May 30, 2013.*

47

(k)	Conversion Agreement with Lantern Advisers, LLC, Joseph A. Geraci, II, and Douglas M. Polinsky, dated effective as of December 10, 2012 (incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K filed March 29, 2013)

(l)	Not applicable pursuant to General Instruction, G.3 of Form N-2.

(m)	Not applicable.

(n)	Consent of Baker Tilly Virchow Krause, LLP*

(o)	Not applicable pursuant to General Instruction, G.3 of Form N-2.

(p)	Not applicable.

(q)	Not Applicable.

(r)	Code of Ethics (incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on Form 10-K filed March 29, 2013)

*	Filed herewith

**	To be filed by amendment

Item 26. Marketing Arrangements.

Not applicable.

Item 27. Other Expenses of Issuance and Distribution.

Not applicable.

Item 28. Persons Controlled By or Under Common Control.

The information contained under the heading “Control Persons and Principal Shareholders” is incorporated herein by reference.

Item 29. Number of Holders of Securities.

The following table sets forth the approximate number of record holders of the Company’s common stock at May 28, 2013.

Title of Class	Number of Record Holders
Common Stock, par value $0.001 per share	193

48

Item 30. Indemnification.

Minnesota law permits a corporation to indemnify its directors and officers, except for any act of dishonesty. The Company has provided in its bylaws for the indemnification of officers and directors to the fullest extent possible under Minnesota law against expenses (including attorney’s fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Company. In addition, the Company has the power, to the maximum extent and in the manner permitted by Minnesota Business Corporation Act, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Company.

The Company’s articles of incorporation limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of the Minnesota Business Corporation Act.

Insofar as indemnification for liabilities arising under the Securities Act pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

Item 31. Business and Other Connections of Investment Adviser.

Not applicable.

Item 32. Location of Accounts and Records.

The Company will maintain physical possession of each account, book or other document required to be maintained by Section 31(a) of the 1940 Act and the rules thereunder at the offices of:

(1)            The Company, 130 West Lake Street, Suite 300, Wayzata, Minnesota 55391;

(2)            The custodians; and/or

(3)            The transfer agent.

Item 33. Management Services.

Not applicable.

Item 34. Undertakings.

Not applicable.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and/or the Investment Company Act of 1940, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, and State of Minnesota, on the 31st day of May 2013.

MILL CITY VENTURES III, LTD.

By:	/s/ Douglas M. Polinsky
Douglas M. Polinsky
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Douglas M. Polinsky
Douglas M. Polinsky	Chairman and Chief Executive Officer (Principal Executive Officer)	May 31, 2013

/s/ Joseph A. Geraci, II
Joseph A. Geraci, II	Director and Chief Financial Officer, (Principal Accounting and Financial Officer)	May 31, 2013

*
Joseph Hammer	Director	May 31, 2013

*
Christopher Larson	Director	May 31, 2013

*
Laurence S. Zipkin	Director	May 31, 2013

By: /s/ Douglas M. Polinsky

Douglas M. Polinsky

Attorney-in-Fact

50